Filed Pursuant to Rule 424(b)(5)
Registration No. 333-211253

PROSPECTUS SUPPLEMENT DATED JULY 6, 2016

TO PROSPECTUS DATED JUNE 30, 2016

Energy Transfer Partners, L.P.

Common Units Representing Limited Partner Interests

Having an Aggregate Offering Price of Up to

$1,500,000,000

This prospectus supplement and the accompanying prospectus relate to the issuance and sale from time to time of common units representing limited partner interests having an aggregate offering price of up to $1,500,000,000 through the sales agents named in this prospectus supplement. These sales, if any, will be made pursuant to the terms of an equity distribution agreement between us and the sales agents, which has been filed previously as an exhibit to a current report on Form 8-K.

Under the terms of the equity distribution agreement, we also may sell common units to any sales agent as principal for its own account at a price agreed upon at the time of the sale. If we sell common units to any such sales agent as principal, we will enter into a separate terms agreement with such sales agent and we will describe that agreement in a separate prospectus supplement or pricing supplement.

Our common units trade on the New York Stock Exchange, or NYSE, under the symbol “ETP.” On July 5, 2016, the last reported sale price of our common units on the NYSE was $37.54 per unit. Sales of common units under this prospectus supplement, if any, will be made by means of ordinary brokers’ transactions through the facilities of the NYSE at market prices, in block transactions, or as otherwise agreed between us and the sales agent.

Investing in our common units involves risks. Please read “Risk Factors” on page S-3 of this prospectus supplement and page 5 of the accompanying prospectus and the other risks identified in the documents incorporated by reference herein for information regarding risks you should consider before investing in our common units.

The compensation of each of the sales agents for sales of common units shall be fixed at a commission rate of up to 2.0% of the gross sales price per common unit. The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Banca IMI	Barclays	BNP PARIBAS

Citigroup	Deutsche Bank Securities	Goldman, Sachs & Co.	Jefferies

J.P. Morgan	BofA Merrill Lynch	Mizuho Securities	Morgan Stanley

MUFG	Natixis	RBC Capital Markets	SunTrust Robinson Humphrey

TD Securities	UBS Investment Bank	U.S. Capital Advisors	Wells Fargo Securities

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus prepared by us or on our behalf. Neither we nor any sales agent have authorized anyone to provide you with additional or different information. We are not making an offer to sell our common units in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

We provide information to you about this offering of our common units in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering, and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should carefully read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in the prospectus, before you invest. These documents contain information you should consider when making your investment decision. None of Energy Transfer Partners, L.P., Credit Suisse Securities (USA) LLC, Banca IMI Securities Corp., Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Jefferies LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Natixis Securities Americas LLC, RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC, UBS Securities LLC, USCA Securities LLC, Wells Fargo Securities, LLC , or any of their respective representatives, is making any representation to you regarding the legality of an investment in our common units by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the common units.

SUMMARY

This summary highlights information included or incorporated by reference in this prospectus supplement. It does not contain all of the information that may be important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer herein for a more complete understanding of this offering.

Unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “Energy Transfer,” “ETP,” the “Partnership” and “our” refer to Energy Transfer Partners, L.P., and its operating partnerships and their subsidiaries, including Sunoco Logistics Partners L.P., or Sunoco Logistics, and Sunoco LP. With respect to the cover page and in the sections entitled “Summary—The Offering” and “Plan of Distribution,” “we,” “our” and “us” refer only to Energy Transfer Partners, L.P. and not to any of its subsidiaries. References to “ETP GP,” “our general partner” or “the general partner” refer to Energy Transfer Partners GP, L.P. References to “ETP LLC” refer to Energy Transfer Partners, L.L.C., the general partner of our general partner. References to “ETE” refer to Energy Transfer Equity, L.P., the owner of ETP LLC.

The Partnership

Overview

We are one of the largest publicly traded master limited partnerships in the United States in terms of equity market capitalization (approximately $19.5 billion as of July 5, 2016). We are managed by our general partner, ETP GP, and ETP GP is managed by its general partner, ETP LLC, which is owned by ETE, another publicly traded master limited partnership. The primary activities in which we are engaged, and operating subsidiaries through which we conduct those activities, all of which are in the United States, are as follows:

•	Natural gas operations, including the following:

•	natural gas midstream and intrastate transportation and storage; and

•	interstate natural gas transportation and storage through Energy Transfer Interstate Holdings, LLC, which we refer to as ET Interstate, and Panhandle Eastern Pipe Line Company, LP and its subsidiaries, which we refer to as Panhandle. ET Interstate is the parent company of Transwestern Pipeline Company, LLC, ETC Fayetteville Express Pipeline, LLC, ETC Tiger Pipeline, LLC, CrossCountry Energy, LLC, ETC Midcontinent Express Pipeline, LLC and ET Rover Pipeline LLC. Panhandle is the parent company of the Trunkline Gas Company, LLC and Sea Robin Pipeline Company, LLC transmission systems.

•	Liquids operations, including natural gas liquids, or NGL, transportation, storage and fractionation services.

•	Product and crude oil transportation, terminalling services and acquisition and marketing activities through Sunoco Logistics.

Our Principal Executive Offices

We are a limited partnership formed under the laws of the State of Delaware. Our principal executive offices are located at 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and our telephone number at that location is (214) 981-0700. We maintain a website at http://www.energytransfer.com that provides information about our business and operations. Information contained on this website, however, is not incorporated into or otherwise a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common Units Offered	Common units having an aggregate offering price of up to $1,500,000,000.

Use of Proceeds	We intend to use the net proceeds from this offering, after deducting sales agents’ commissions and our offering expenses, to repay amounts outstanding under our revolving credit facility, to fund capital expenditures and for general partnership purposes. Please read “Use of Proceeds.”

Affiliates of certain of the sales agents are lenders under our revolving credit facility and, accordingly, may receive a portion of the net proceeds of this offering.

Exchange Listing	Our common units are traded on the New York Stock Exchange under the symbol “ETP.”

Risk Factors	There are risks associated with this offering and our business. You should consider carefully the risk factors discussed under the heading “Risk Factors” on page S-3 of this prospectus supplement and beginning on page 5 of the accompanying prospectus and the other risks identified in the documents incorporated by reference herein before making a decision to purchase common units in this offering.

RISK FACTORS

An investment in our common units involves risk. You should carefully read the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2015, as updated by subsequent Quarterly Reports on Form 10-Q, and the risk factors contained in the accompanying prospectus, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and, to the extent applicable, any subsequently filed reports when evaluating an investment in our common units.

USE OF PROCEEDS

We intend to use the net proceeds of this offering, after deducting sales agents’ commissions and our offering expenses, to repay amounts outstanding under our revolving credit facility, to fund capital expenditures and for general partnership purposes.

Affiliates of certain of the sales agents are lenders under our revolving credit facility. To the extent we use proceeds from this offering to repay indebtedness under our revolving credit facility, such affiliates may receive a portion of the net proceeds from this offering.

As of June 30, 2016, an aggregate of approximately $1,128 million of borrowings were outstanding under our revolving credit facility, and there were an additional $148 million of letters of credit outstanding. The weighted average interest rate on the total amount outstanding at June 30, 2016 was 1.95%. Our revolving credit facility allows for borrowings of up to $3.75 billion and expires in November 2019. Borrowings under our revolving credit facility have been used for general partnership purposes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. Although this section updates and adds information related to certain tax considerations, it should be read in conjunction with the risk factors in our most recent Annual Report on Form 10-K, and with “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus, which provides a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units. The following discussion is limited as described under the caption “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus.

All prospective unitholders are encouraged to consult with their own tax advisors about the federal, state, local and foreign tax consequences particular to their own circumstances. In particular, ownership of common units by tax-exempt entities, including employee benefit plans and IRAs, and non-U.S. investors raises issues unique to such persons. The relevant rules are complex, and the discussions herein and in the accompanying prospectus do not address tax considerations applicable to tax-exempt entities and non-U.S. investors, except as specifically set forth in the accompanying prospectus. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors” in the accompanying prospectus.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Credit Suisse Securities (USA) LLC, Banca IMI Securities Corp., Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Jefferies LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Natixis Securities Americas LLC, RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC, UBS Securities LLC, USCA Securities LLC and Wells Fargo Securities, LLC as our sales agents, under which we may offer and sell common units having an aggregate offering price of up to $1,500,000,000 from time to time. Sales of the common units, if any, will be made by means of ordinary brokers’ transactions on the NYSE at market prices, block transactions and such other transactions as agreed upon by us and the sales agents. The sales agents will not engage in any transactions that stabilize the price of our common units.

Under the terms of the equity distribution agreement, we also may sell common units to one or more of the sales agents as principal for its own account at a price agreed upon at the time of the sale. If we sell common units to a sales agent as principal, we will enter into a separate terms agreement with the sales agent, and we will describe that agreement in a separate prospectus supplement or pricing supplement.

The sales agents will use their commercially reasonable efforts to sell the common units offered pursuant to this prospectus supplement on a daily basis or as otherwise agreed upon by us and a sales agent. We will designate the maximum number of common units to be sold through a sales agent, on a daily basis or otherwise as we and a sales agent agree. We will submit orders to only one sales agent relating to the sale of our common units on any given day. We may instruct such sales agent not to sell common units if the sales cannot be effected at or above the price designated by us in any such instruction. Either we or any sales agent may suspend the offering of common units by such sales agent pursuant to the equity distribution agreement by notifying the other party.

The commission to be paid to any sales agent for common units sold through it pursuant to the equity distribution agreement shall be fixed at a commission rate of up to 2.0% of the gross sales price per common unit. The remaining sales proceeds, after deducting the applicable commission and any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds from the sale of the common units.

Settlement for sales of common units will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the common units on our behalf, the sales agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents against certain liabilities, including civil liabilities under the Securities Act. We have also agreed to reimburse the sales agents for certain of their expenses.

The sales agents and their related entities have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us and our affiliates, for which they have received and in the future will receive customary compensation and expense reimbursement.

In addition, in the ordinary course of their business activities, the sales agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any sales agent or any of its affiliates has a lending relationship with us, one or more of the sales agents or such affiliates may hedge their credit exposure to us consistent with their customary risk management policies.

Typically, such sales agents and such affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the common units offered hereby. Any such short positions could adversely affect future trading prices of the common units offered hereby. The sales agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the common units offered pursuant to this prospectus supplement. We intend to use a portion of the proceeds of this offering to repay amounts outstanding under our revolving credit facility. Affiliates of certain of the sales agents are lenders under our revolving credit facility and, accordingly, may receive a portion of the net proceeds of this offering. Because FINRA views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules.

If we or any of the sales agents have reason to believe that our common units are no longer an “actively-traded security” as defined under Rule 101(c)(l) of Regulation M under the Securities Exchange Act of 1934, as amended, that party will promptly notify the other and sales of common units pursuant to the equity distribution agreement or any terms agreement will be suspended until in our collective judgment Rule 101(c)(1) or another exemptive provision has been satisfied.

The offering of common units pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all common units subject to the equity distribution agreement or (2) the termination of the equity distribution agreement by us or by all of the sales agents.

LEGAL MATTERS

The validity of the common units offered in this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the sales agents by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Energy Transfer Partners, L.P. and subsidiaries as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference in this prospectus supplement and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The reports of Ernst & Young LLP, independent registered public accountants, appearing in Energy Transfer Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated by reference in this prospectus supplement with respect to the consolidated financial statements of Sunoco LP and Susser Holdings Corporation as of December 31, 2014 and for the period from September 1, 2014 to December 31, 2014, have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.energytransfer.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Additionally, you can obtain information about us through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common units are listed.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC.

We incorporate by reference in this prospectus supplement the documents listed below:

•	our annual report on Form 10-K for the year ended December 31, 2015;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2016;

•	our current reports on Form 8-K or 8-K/A filed on January 28, 2016, January 29, 2016, April 1, 2016, April 7, 2016 and July 6, 2016 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K);

•	the description of our common units in our registration statement on Form 8-A (File No. 1-11727) filed pursuant to the Securities Exchange Act of 1934 on May 16, 1996; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and until the termination of this offering (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K or Form 8-K/A).

You may obtain any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement and the accompanying prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet website at http://www.energytransfer.com, or by writing or calling us at the address set forth below. Information on our website is not incorporated into this prospectus supplement, the accompanying prospectus or our other securities filings and is not a part of this prospectus supplement or the accompanying prospectus.

Energy Transfer Partners, L.P.

8111 Westchester Drive, Suite 600

Dallas, TX 75225

Attention: James M. Wright, Jr.

Telephone: (214) 981-0700

Prospectus

ENERGY TRANSFER PARTNERS, L.P.

$1,500,000,000

Common Units

We may offer and sell up to $1,500,000,000 in aggregate offering price of common units representing limited partner interests of Energy Transfer Partners, L.P. described in this prospectus from time to time in one or more classes or series and in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these common units and the general manner in which we will offer the common units. The specific terms of any common units we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the common units.

Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors described under “Risk Factors” beginning on page 5 of this prospectus before you make an investment in our securities.

Our common units are traded on the New York Stock Exchange, or the NYSE, under the symbol “ETP.” The last reported sales price of our common units on the NYSE on June 13, 2016 was $37.71 per common unit.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2016.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Energy Transfer Partners, L.P. and the securities. Each time we sell securities with this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. Before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.” To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision. Unless the context requires otherwise, all references in this prospectus to “we,” “us,” “Energy Transfer,” “ETP,” the “Partnership” and “our” refer to Energy Transfer Partners, L.P., and its operating partnerships and their subsidiaries, including Sunoco Logistics Partners L.P., or Sunoco Logistics and Sunoco LP. References to “ETP GP,” “our general partner” or “the general partner” refer to Energy Transfer Partners GP, L.P. References to “ETP LLC” refer to Energy Transfer Partners, L.L.C., the general partner of our general partner. References to “ETE” refer to Energy Transfer Equity, L.P., the owner of ETP LLC.

ENERGY TRANSFER PARTNERS, L.P.

We are one of the largest publicly traded master limited partnerships in the United States in terms of equity market capitalization (approximately $19.6 billion as of June 13, 2016). We are managed by our general partner, ETP GP, and ETP GP is managed by its general partner, ETP LLC, which is owned by ETE, another publicly traded master limited partnership. The primary activities in which we are engaged, and operating subsidiaries through which we conduct those activities, all of which are in the United States, are as follows:

•	Natural gas operations, including the following:

•	natural gas midstream and intrastate transportation and storage; and

•	interstate natural gas transportation and storage through Energy Transfer Interstate Holdings, LLC, which we refer to as ET Interstate, and Panhandle Eastern Pipe Line Company, LP and its subsidiaries, which we refer to as Panhandle. ET Interstate is the parent company of Transwestern Pipeline Company, LLC, ETC Fayetteville Express Pipeline, LLC, ETC Tiger Pipeline, LLC, CrossCountry Energy, LLC, ETC Midcontinent Express Pipeline, LLC and ET Rover Pipeline LLC. Panhandle is the parent company of the Trunkline Gas Company, LLC and Sea Robin transmission systems.

•	Liquids operations, including natural gas liquids, or NGL, transportation, storage and fractionation services.

•	Product and crude oil transportation, terminalling services and acquisition and marketing activities through Sunoco Logistics.

Our principal executive offices are located at 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and our telephone number at that location is (214) 981-0700.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.energytransfer.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Additionally, you can obtain information about us through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common units are listed.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below:

•	our annual report on Form 10-K for the year ended December 31, 2015;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2016;

•	our current reports on Form 8-K or 8-K/A filed on January 28, 2016, January 29, 2016, April 1, 2016 and April 7, 2016 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K);

•	the description of our common units in our registration statement on Form 8-A (File No. 1-11727) filed pursuant to the Securities Exchange Act of 1934 on May 16, 1996; and

•	any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K or Form 8-K/A) until all offerings under this shelf registration statement are completed or after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.energytransfer.com, or by writing or calling us at the following address:

Energy Transfer Partners, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attention: James M. Wright, Jr.

Telephone: (214) 981-0700

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “estimate,” “intend,” “could,” “believe,” “may,” “will” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	the volumes transported on our pipelines and gathering systems;

•	the level of throughput in our natural gas processing and treating facilities;

•	the fees we charge and the margins we realize for our gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas and natural gas liquids, or NGLs;

•	energy prices generally;

•	the price of natural gas and NGLs compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of NGL supplies;

•	the level of domestic oil and natural gas production;

•	the availability of imported oil and natural gas;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and NGLs;

•	availability of local intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to our interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, treating, processing and transporting of natural gas and NGLs;

•	competition from other midstream companies and interstate pipeline companies;

•	loss of key personnel;

•	loss of key natural gas producers on the providers of fractionation services;

•	reductions in the capacity or allocations of third-party pipelines that connect with our pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of our liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by our customers;

•	regulatory, environmental, political and legal uncertainties that may affect the timing and cost of our internal growth projects, such as our construction of additional pipeline systems;

•	risks associated with the construction of new pipelines and treating and processing facilities or additions to our existing pipelines and facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and our ability to access certain capital sources;

•	a deterioration of the credit and capital markets;

•	risks associated with the assets and operations of entities in which we own less than a controlling interest, including risks related to management actions at such entities that we may not be able to control or exert influence;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses;

•	changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations; and

•	the costs and effects of legal and administrative proceedings.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus and those incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.

All forward-looking statements, expressed or implied, included herein are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we, or persons acting on our behalf, may issue.

We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in or incorporated by reference into this prospectus, including those in our most recent Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

Risks Related to Our Investment in Sunoco Logistics

ETP is the controlling owner of Sunoco Logistics’ general partner interest and owns approximately 26 percent of Sunoco Logistics’ limited partner interests, including ownership of Sunoco Logistics’ outstanding Class B units, and all of Sunoco Logistics’ incentive distribution rights (“IDRs”).

RISKS RELATED TO SUNOCO LOGISTICS’ BUSINESS

If Sunoco Logistics is unable to generate sufficient cash flow, Sunoco Logistics’ ability to pay quarterly distributions to its common unitholders at current levels or to increase its quarterly distributions in the future, could be materially impaired.

Sunoco Logistics’ ability to pay quarterly distributions depends primarily on cash flow, including cash flow from financial reserves and credit facilities, and not solely on profitability, which is affected by non-cash items. As a result, Sunoco Logistics may pay cash distributions during periods when it records net losses and may be unable to pay cash distributions during periods when it records net income. Sunoco Logistics’ ability to generate sufficient cash from operations is largely dependent on its ability to successfully manage its businesses which may also be affected by economic, financial, competitive, and regulatory factors that are beyond its control. To the extent Sunoco Logistics does not have adequate cash reserves, its ability to pay quarterly distributions to its common unitholders at current levels could be materially impaired.

An increase in interest rates may cause the market price of Sunoco Logistics’ units to decline.

Like all equity investments, an investment in Sunoco Logistics’ units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded limited partnership interests. Reduced demand for Sunoco Logistics’ units resulting from investors seeking other investment opportunities may cause the trading price of Sunoco Logistics’ units to decline.

A material decrease in demand driven by unfavorable crude oil prices could materially and adversely affect Sunoco Logistics’ results of operations, financial position or cash flows.

The volume of crude oil transported through Sunoco Logistics’ integrated pipelines, terminal facilities and acquisition and marketing assets depends on the availability of attractively priced crude oil produced or received in the areas served by Sunoco Logistics’ assets. A period of sustained crude oil price declines, as experienced in 2014 and 2015, could lead to a decline in drilling activity, production and import levels in these areas. Similarly, a period of sustained increases in the price of crude oil supplied from any of these areas, as compared to alternative sources of crude oil available to Sunoco Logistics’ customers, could materially reduce demand for crude oil in the these areas. In either case, the volumes of crude oil transported through Sunoco Logistics’ pipelines, terminal facilities and acquisition and marketing assets could decline, and it could likely be difficult to secure alternative sources of attractively priced crude supply in a timely fashion or at all. If Sunoco Logistics is unable to replace any significant volume declines with additional volumes from other sources, its results of operations, financial position or cash flows could be materially and adversely affected.

A material decrease in demand resulting from unfavorable natural gas liquids (“NGLs”) prices could materially and adversely affect Sunoco Logistics’ results of operations, financial position, or cash flows.

Any significant and prolonged change in the actual or expected demand for NGLs could have an adverse impact on the volumes transported through Sunoco Logistics’ pipelines and/or terminals, or bought and sold through its acquisition and marketing assets. Changes in demand could result from additional regulatory restrictions on the extraction of NGLs that would significantly increase the cost of extraction and procurement; changes in technology affecting the mix of energy products available; or changes in laws, regulations, or costs related to exportation. Any material decrease in demand could have a material adverse effect on Sunoco Logistics’ results of operations, financial position, or cash flows.

A sustained decrease in demand for refined products in the markets served by Sunoco Logistics’ pipelines and terminals could materially and adversely affect its results of operations, financial position, or cash flows.

The following are material factors that could lead to a sustained decrease in market demand for refined products:

•	a sustained recession or other adverse economic conditions that result in lower purchases of refined petroleum products;

•	higher refined products prices due to an increase in the market price of crude oil, changes in economic conditions, or other factors;

•	higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of gasoline or other refined products;

•	a shift by consumers to more fuel-efficient or alternative fuel vehicles or an increase in fuel economy, whether as a result of technological advances by manufacturers, pending legislation proposing to mandate higher fuel economy, or otherwise; and

•	a temporary or permanent material increase in the price of refined products as compared to alternative sources of refined products available to Sunoco Logistics’ customers.

Any reduction in throughput capacity available to Sunoco Logistics’ shippers, including its crude oil, NGLs and refined products acquisition and marketing businesses, on either Sunoco Logistics’ pipelines or interconnecting third-party pipelines could cause a reduction of volumes transported through Sunoco Logistics’ pipelines and its terminals.

Users of Sunoco Logistics’ pipelines and terminals are dependent upon Sunoco Logistics’ pipelines, as well as connections to third-party pipelines, to receive and deliver crude oil, NGLs and refined products. Any interruptions or reduction in the capabilities of Sunoco Logistics’ pipelines or these interconnecting pipelines due to testing, line repair, reduced operating pressures, or other causes would result in reduced volumes transported through Sunoco Logistics’ pipelines or its terminals. If additional shippers begin transporting volume over interconnecting pipelines, the allocations to Sunoco Logistics’ existing shippers on these interconnecting pipelines could be reduced, which also could reduce volumes transported through Sunoco Logistics’ pipelines or its terminals. Allocation reductions of this nature are not infrequent and are beyond Sunoco Logistics’ control. Any such interruptions or allocation reductions that, individually or in the aggregate, are material or continue for a sustained period of time could have a material adverse effect on Sunoco Logistics’ results of operations, financial position, or cash flows.

Similarly, Sunoco Logistics’ crude oil, NGLs and refined products acquisition and marketing businesses are dependent upon its pipelines and third-party pipelines to transport their products. Any material interruptions or allocations that affect the ability of those businesses to transport products, or the cost of such transportation, could have a material adverse effect on Sunoco Logistics’ results of operations, financial position, or cash flows.

If Sunoco Logistics is unable to complete capital projects at their expected costs and/or in a timely manner, or if the market conditions assumed in Sunoco Logistics’ project economics deteriorate, Sunoco Logistics’ results of operations, financial condition, or cash flows could be affected materially and adversely.

Delays or cost increases related to capital spending programs involving construction of new facilities (or improvements and repairs to Sunoco Logistics’ existing facilities) could adversely affect Sunoco Logistics’ ability to achieve forecasted operating results. Although Sunoco Logistics evaluates and monitors each capital spending project and try to anticipate difficulties that may arise, such delays or cost increases may arise as a result of factors that are beyond its control, including:

•	denial or delay in issuing requisite regulatory approvals and/or permits;

•	unplanned increases in the cost of construction materials or labor;

•	disruptions in transportation of modular components and/or construction materials;

•	severe adverse weather conditions, natural disasters, or other events (such as equipment malfunctions, explosions, fires, releases) affecting Sunoco Logistics’ facilities, or those of vendors and suppliers;

•	shortages of sufficiently skilled labor, or labor disagreements resulting in unplanned work stoppages;

•	changes in market conditions impacting long lead-time projects;

•	market-related increases in a project’s debt or equity financing costs; and

•	nonperformance by, or disputes with, vendors, suppliers, contractors, or sub-contractors involved with a project.

Sunoco Logistics’ forecasted operating results also are based upon its projections of future market fundamentals that are not within its control, including changes in general economic conditions, availability to its customers of attractively priced alternative supplies of crude oil, NGLs and refined products and overall customer demand.

An impairment of goodwill and intangible assets could reduce Sunoco Logistics’ earnings.

At December 31, 2015, Sunoco Logistics’ consolidated balance sheet reflected $1.36 billion of goodwill and $718 million of intangible assets. Accounting principles generally accepted in the United States require Sunoco Logistics to test goodwill for impairment on an annual basis or when events or circumstances occur, indicating that goodwill might be impaired. Long-lived assets, such as intangible assets with finite useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If Sunoco Logistics determines that any of Sunoco Logistics’ goodwill or intangible assets were impaired, it would be required to take an immediate non-cash charge to earnings with a correlative effect on partners’ capital and balance sheet leverage as measured by debt to total capitalization.

For additional information on Sunoco Logistics’ goodwill impairment test, see Note 2 to the consolidated financial statements included in Item 8. “Financial Statements and Supplementary Data” of Sunoco Logistics’ annual report on Form 10-K for the year ended December 31, 2015.

Future acquisitions and expansions may increase substantially the level of Sunoco Logistics’ indebtedness and contingent liabilities, and Sunoco Logistics may be unable to integrate them effectively into its existing operations.

Sunoco Logistics evaluates and acquires assets and businesses that it believes complement or diversify its existing assets and businesses. Acquisitions may require substantial capital or a substantial increase in indebtedness. If Sunoco Logistics consummates any future material acquisitions, its capitalization and results of operations may change significantly.

Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets, new geographic areas and the businesses associated with them. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined and Sunoco Logistics may experience unanticipated delays in realizing the benefits of an acquisition. In some cases, Sunoco Logistics have indemnified the previous owners and operators of acquired assets.

Following an acquisition, Sunoco Logistics may discover previously unknown liabilities associated with the acquired business for which it has no recourse under applicable indemnification provisions. In addition, the terms of an acquisition may require Sunoco Logistics to assume certain prior known or unknown liabilities for which it may not be indemnified or have adequate insurance.

Sunoco Logistics’ operations are subject to operational hazards and unforeseen interruptions for which it may not be adequately insured.

Sunoco Logistics’ operations, and those of its customers and suppliers, may be subject to operational hazards or unforeseen interruptions such as natural disasters, adverse weather, accidents, fires, explosions, hazardous materials releases, and other events beyond Sunoco Logistics’ control. If one or more of the facilities that Sunoco Logistics owns, or any third-party facilities that it receives from or delivers to, are damaged by any disaster, accident, catastrophe or other event, Sunoco Logistics’ operations could be significantly interrupted. These interruptions might involve a loss of equipment or life, injury, extensive property damage, or maintenance and repair outages. The duration of the interruption will depend on the seriousness of the damages or required repairs. Sunoco Logistics may not be able to maintain or obtain insurance to cover these types of interruptions, or in coverage amounts desired, at reasonable rates. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. Any event that interrupts the revenues generated by Sunoco Logistics’ operations, or which causes it to make significant expenditures not covered by insurance, could materially and adversely affect its results of operations, financial position, or cash flows.

Sunoco Logistics is exposed to the credit and other counterparty risk of its customers in the ordinary course of its business.

Sunoco Logistics has various credit terms with virtually all of its customers, and its customers have varying degrees of creditworthiness. Although Sunoco Logistics evaluates the creditworthiness of each of its customers, it may not always be able to fully anticipate or detect deterioration in their creditworthiness and overall financial condition, which could expose it to an increased risk of nonpayment or other default under its contracts and other arrangements with them. In the event that a material customer or customers default on their payment obligations to Sunoco Logistics, this could materially and adversely affect Sunoco Logistics’ results of operations, financial position, or cash flows.

Mergers among Sunoco Logistics’ customers and competitors could result in lower volumes being shipped on Sunoco Logistics’ pipelines or products stored in or distributed through Sunoco Logistics’ terminals, or reduced marketing margins and/or volumes.

Mergers between existing customers could provide strong economic incentives for the combined entities to utilize their existing systems instead of ours in those markets where the systems compete. As a result, Sunoco Logistics could lose some or all of the volumes and associated revenues from these customers and Sunoco Logistics could experience difficulty in replacing those lost volumes and revenues, which could materially and adversely affect its results of operations, financial position, or cash flows.

Rate regulation or market conditions may not allow Sunoco Logistics to recover the full amount of increases in its costs. Additionally, a successful challenge to Sunoco Logistics’ rates could materially and adversely affect its results of operations, financial position, or cash flows.

The primary rate-making methodology of the Federal Energy Regulatory Commission (“FERC”) is price indexing. Sunoco Logistics uses this methodology in many of its interstate markets. In an order issued in December 2010, the FERC announced that, effective July 1, 2011, the index would equal the change in the producer price index for finished goods plus 2.65 percent (previously, the index was equal to the change in the producer price index for finished goods plus 1.3 percent). This index is to be in effect through July 2016. In an order issued December 2015, the FERC announced that, effective July 1, 2016, the index would equal the change in the producer price index for finished goods plus 1.23 percent. This index is to be effective through July 2021. If the changes in the index result in a rate reduction or are not large enough to fully reflect actual increases to Sunoco Logistics’ costs, Sunoco Logistics’ financial condition could be adversely affected. If the index results in a rate increase that is substantially in excess of the pipeline’s actual cost increases, or it results in a rate decrease that is substantially less than the pipeline’s actual cost decrease, the rates may be protested, and, if successful, result in the lowering of the pipeline’s rates. The FERC’s rate-making methodologies may limit Sunoco Logistics’ ability to set rates based on its true costs or may delay the use of rates that reflect increased costs.

Under the Energy Policy Act of 1992, certain interstate pipeline rates were deemed just and reasonable or “grandfathered.” On Sunoco Logistics’ FERC-regulated pipelines, most of Sunoco Logistics’ revenues are derived from such grandfathered rates. A person challenging a grandfathered rate must, as a threshold matter, establish a substantial change since the date of enactment of the Act, in either the economic circumstances or the nature of the service that formed the basis for the rate. If the FERC were to find a substantial change in circumstances, then the existing rates could be subject to detailed review. There is a risk that some rates could be found to be in excess of levels justified by Sunoco Logistics’ cost of service. In such event, the FERC would order Sunoco Logistics to reduce rates prospectively and could order Sunoco Logistics to pay reparations to shippers. Reparations could be required for a period of up to two years prior to the date of filing the complaint in the case of rates that are not grandfathered and for the period starting with the filing of the complaint in the case of grandfathered rates.

In addition, a state commission could also investigate Sunoco Logistics’ intrastate rates or terms and conditions of service on its own initiative or at the urging of a shipper or other interested party. If a state commission found that Sunoco Logistics’ rates exceeded levels justified by its cost of service, the state commission could order Sunoco Logistics to reduce its rates.

Potential changes to current rate-making methods and procedures may impact the federal and state regulations under which Sunoco Logistics will operate in the future. In addition, if the FERC’s petroleum pipeline rate-making methodology changes, the new methodology could materially and adversely affect Sunoco Logistics’ results of operations, financial position, or cash flows.

Sunoco Logistics’ operations are subject to federal, state, and local laws and regulations relating to environmental protection and operational safety that could require substantial expenditures.

Sunoco Logistics’ pipelines, gathering systems, and terminal operations are subject to increasingly strict environmental and safety laws and regulations. The transportation and storage of crude oil, NGLs and refined products result in a risk that crude oil, NGLs and refined products, and other hydrocarbons may be suddenly or gradually released into the environment, potentially causing substantial expenditures for a response action, significant government penalties, liability to government agencies for natural resource damages, personal injury, or property damage to private parties, and significant business interruption. Sunoco Logistics owns or leases a number of properties that have been used to store or distribute crude oil, NGLs and refined products for many years. Many of these properties also have been previously owned or operated by third parties whose handling, disposal, or release of hydrocarbons and other wastes were not under Sunoco Logistics’ control, and for which, in some cases, Sunoco Logistics has indemnified the previous owners and operators.

Sunoco Logistics’ pipeline operations are subject to regulation by the Department of Transportation (“DOT”), under the Pipeline and Hazardous Materials Safety Administration (“PHMSA”), pursuant to which PHMSA has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. Moreover, PHMSA, through the Office of Pipeline Safety, has promulgated rules requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas.” Activities under these integrity management programs involve the performance of internal pipeline inspections, pressure testing or other effective means to assess the integrity of these regulated pipeline segments, and the regulations require prompt action to address integrity issues raised by the assessment and analysis. Integrity testing and assessment of all of these assets will continue, and the potential exists that results of such testing and assessment could cause Sunoco Logistics to incur even greater capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of its pipelines.

In addition, Sunoco Logistics is subject to a number of federal and state laws and regulations, including Occupational Safety and Health Administration, (“OSHA”) and comparable state statutes, the purposes of which are to protect the health and safety of workers, both generally and within the pipeline industry. In addition, the OSHA hazard communication standard, the EPA, community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained concerning hazardous materials used or produced in Sunoco Logistics’ operations and that such information be provided to employees, state and local government authorities and citizens. Sunoco Logistics is also subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. These regulations apply to any process which involves a chemical at or above specified thresholds or any process which involves flammable liquid or gas, pressurized tanks, caverns or wells. Flammable liquids stored in atmospheric tanks below their normal boiling points without the benefit of chilling or refrigeration are exempt.

Failure to comply with these laws and regulations may result in assessment of administrative, civil and criminal penalties, imposition of cleanup and site restoration costs and liens and, to a lesser extent, issuance of injunctions to limit or cease operations. Sunoco Logistics may be unable to recover these costs through increased revenues.

Sunoco Logistics’ business is subject to federal, state and local laws and regulations that govern the product quality specifications of the petroleum products that it stores and transports.

The petroleum products that Sunoco Logistics stores and transports are sold by its customers for consumption into the public market. Various federal, state and local agencies have the authority to prescribe specific product quality specifications to commodities sold into the public market. Changes in product quality specifications could reduce Sunoco Logistics’ throughput volume, require Sunoco Logistics to incur additional handling costs or require the expenditure of significant capital. In addition, different product specifications for different markets impact the fungibility of products transported and stored in Sunoco Logistics’ pipeline systems and terminal facilities and could require the construction of additional storage to segregate products with different specifications. Sunoco Logistics may be unable to recover these costs through increased revenues.

In addition, the operations of Sunoco Logistics’ butane blending services are reliant upon gasoline vapor pressure specifications. Significant changes in such specifications could reduce butane blending opportunities, which would affect Sunoco Logistics’ ability to market its butane blending service licenses and would ultimately affect its ability to recover the costs incurred to acquire and integrate its butane blending assets.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for Sunoco Logistics’ services.

The U.S. Senate has considered legislation to restrict U.S. emissions of carbon dioxide and other greenhouse gases (“GHG”) that may contribute to global warming and climate change. Many states, either individually or through multi-state regional initiatives, have begun implementing legal measures to reduce GHG emissions. The U.S. House of Representatives has previously approved legislation to establish a “cap-and-trade” program, whereby the U.S. Environmental Protection Agency (“EPA”) would issue a capped and steadily declining number of tradable emissions allowances to certain major GHG emission sources so they could continue to emit GHGs into the atmosphere. The cost of such allowances would be expected to escalate significantly over time, making the combustion of carbon-based fuels (e.g., refined petroleum products, oil and natural gas) increasingly expensive. Beginning in 2011, EPA regulations required specified large domestic GHG sources to report emissions above a certain threshold occurring after January 1, 2010. Sunoco Logistics’ facilities are not subject to this reporting requirement since Sunoco Logistics’ GHG emissions are below the applicable threshold. In addition, the EPA has proposed new regulations, under the federal Clean Air Act, that would require a reduction in GHG emissions from motor vehicles and could trigger permit review for GHG emissions from certain stationary sources. It is not possible at this time to predict how pending legislation or new regulations to address GHG emissions would impact Sunoco Logistics’ business. However, the adoption and implementation of federal, state, or local laws or regulations limiting GHG emissions in the U.S. could adversely affect the demand for Sunoco Logistics’ crude oil, NGLs or refined products transportation and storage services, and result in increased compliance costs, reduced volumes or additional operating restrictions.

Terrorist attacks aimed at Sunoco Logistics’ facilities could adversely affect its business.

The U.S. government has issued warnings that energy assets, specifically the nation’s pipeline and terminal infrastructure, may be the future targets of terrorist organizations. Any terrorist attack at Sunoco Logistics’ facilities, those of its customers and, in some cases, those of other pipelines, refineries, or terminals could materially and adversely affect Sunoco Logistics’ results of operations, financial position, or cash flows.

Sunoco Logistics’ risk management policies cannot eliminate all commodity risk, and Sunoco Logistics’ use of hedging arrangements could result in financial losses or reduce Sunoco Logistics’ income. In addition, any non-compliance with Sunoco Logistics’ risk management policies could result in significant financial losses.

Sunoco Logistics follows risk management practices designed to minimize commodity risk, and engages in hedging arrangements to reduce Sunoco Logistics’ exposure to fluctuations in the prices of certain products it markets. These hedging arrangements expose Sunoco Logistics to risk of financial loss in some circumstances, including when the counterparty to the hedging contract defaults on its contract obligations, or when there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices received. In addition, these hedging arrangements may limit the benefit Sunoco Logistics would otherwise receive from increases in prices for such products.

Sunoco Logistics has adopted risk management policies designed to manage risks associated with its businesses. However, these policies cannot eliminate all price-related risks, and there is also the risk of non-compliance with such policies. Sunoco Logistics cannot make any assurances that it will detect and prevent all violations of Sunoco Logistics’ risk management practices and policies, particularly if deception or other intentional misconduct is involved. Any violations of Sunoco Logistics’ risk management practices or policies by Sunoco Logistics’ employees or agents could result in significant financial losses.

Sunoco Logistics does not own all of the land on which its pipelines and facilities are located, and Sunoco Logistics leases certain facilities and equipment, which subjects Sunoco Logistics to the possibility of increased costs to retain necessary land use which could disrupt its operations.

Sunoco Logistics does not own all of the land on which certain of its pipelines and facilities are located, and Sunoco Logistics is, therefore, subject to the risk of increased costs to maintain necessary land use. Sunoco Logistics obtains the rights to construct and operate certain of its pipelines and related facilities on land owned by third parties and governmental agencies for a specific period of time. Sunoco Logistics’ loss of these rights, through its inability to renew rights-of-way contracts on acceptable terms, or increased costs to renew such rights could have a material adverse effect on Sunoco Logistics’ results of operations, financial condition and cash flows. In addition, Sunoco Logistics is subject to the possibility of increased costs under its rental agreements with landowners, primarily through rental increases and renewals of expired agreements.

Whether Sunoco Logistics has the power of eminent domain for its pipelines varies from state to state, depending upon the type of pipeline (e.g., common carrier), type of products shipped on the pipeline and the laws of the particular state. In either case, Sunoco Logistics must compensate landowners for the use of their property and, in eminent domain actions, such compensation may be determined by a court. Sunoco Logistics’ inability to exercise the power of eminent domain could negatively affect its business if Sunoco Logistics were to lose the right to use or occupy the property on which its pipelines are located.

Additionally, certain facilities and equipment (or parts thereof) used by Sunoco Logistics are leased from third parties for specific periods. Sunoco Logistics’ inability to renew equipment leases or otherwise maintain the right to utilize such facilities and equipment on acceptable terms, or the increased costs to maintain such rights, could have a material adverse effect on its results of operations and cash flows.

A portion of Sunoco Logistics’ general and administrative services have been outsourced to outside service providers. Fraudulent activity or misuse of proprietary data involving Sunoco Logistics’ outsourcing partners could expose Sunoco Logistics to additional liability.

Sunoco Logistics utilizes both affiliated entities and third parties in the processing of its information and data. Breaches of Sunoco Logistics’ security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information, or sensitive or confidential data about Sunoco Logistics or its customers, including the potential loss or disclosure of such information or data as a result of fraud or other forms of deception, could expose Sunoco Logistics to a risk of loss, or misuse of this information, result in litigation and potential liability for Sunoco Logistics, lead to reputational damage, increase Sunoco Logistics’ compliance costs, or otherwise harm Sunoco Logistics’ business.

Cybersecurity breaches and other disruptions could compromise Sunoco Logistics’ information and expose Sunoco Logistics to liability, which would cause its business and reputation to suffer.

In the ordinary course of its business, Sunoco Logistics collects and stores sensitive data, including intellectual property, Sunoco Logistics’ proprietary business information and that of its customers, suppliers and business partners, and personal identification information of its employees, in Sunoco Logistics’ data centers and on Sunoco Logistics’ networks. The secure processing, maintenance and transmission of this information is critical to Sunoco Logistics’ operations and business strategy. Despite its security measures, Sunoco Logistics’ information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise Sunoco Logistics’ networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption of Sunoco Logistics’ operations, damage to Sunoco Logistics’ reputation, and cause a loss of confidence in Sunoco Logistics’ products and services, which could adversely affect its business.

Sunoco Logistics’ operations could be disrupted if its information systems fail, causing increased expenses and/or loss of sales.

Sunoco Logistics’ business is highly dependent on financial, accounting and other data processing systems and other communications and information systems. Sunoco Logistics process a large number of transactions on a daily basis and rely upon the proper functioning of computer systems. If a key system was to fail or experience unscheduled downtime for any reason, even if only for a short period, Sunoco Logistics’ operations and financial results could be affected adversely. Sunoco Logistics’ systems could be damaged or interrupted by a security breach, fire, flood, power loss, telecommunications failure or similar event. Sunoco Logistics has a formal disaster recovery plan in place, but this plan may not entirely prevent delays or other complications that could arise from an information systems failure. Sunoco Logistics’ business interruption insurance may not compensate it adequately for losses that may occur.

Sunoco Logistics’ business could be affected adversely by union disputes and strikes or work stoppages by its unionized employees.

As of December 31, 2015, approximately 49 percent of Sunoco Logistics’ workforce was covered by a number of collective bargaining agreements with various terms and dates of expiration. There can be no assurances that Sunoco Logistics will not experience a work stoppage in the future as a result of labor disagreements. Any work stoppages could have a material adverse effect on Sunoco Logistics’ business, financial position, results of operations or cash flows.

Sunoco Logistics does not control, and therefore may not be able to cause or prevent certain actions by, certain of its joint ventures.

Certain of Sunoco Logistics’ joint ventures have their own governing boards, and Sunoco Logistics may not control all of the decisions of those boards. Consequently, it may be difficult or impossible for Sunoco Logistics to cause the joint venture entity to take actions that Sunoco Logistics believes would be in its or the joint venture’s best interests. Likewise, Sunoco Logistics may be unable to prevent actions of the joint venture.

RISKS RELATED TO SUNOCO LOGISTICS’ PARTNERSHIP STRUCTURE

Sunoco Logistics’ general partner’s discretion in determining the level of cash reserves may adversely affect Sunoco Logistics’ ability to make cash distributions to its unitholders.

Sunoco Logistics’ partnership agreement provides that Sunoco Logistics’ general partner may reduce Sunoco Logistics’ operating surplus by establishing cash reserves to provide funds for its future operating expenditures. In addition, the partnership agreement provides that Sunoco Logistics’ general partner may reduce available cash by establishing cash reserves for the proper conduct of Sunoco Logistics’ business, to comply with applicable law or agreements to which Sunoco Logistics is a party or to provide funds for future distributions to Sunoco Logistics’ unitholders in any one or more of the next four quarters. These cash reserves will affect the amount of cash available for current distribution to Sunoco Logistics’ unitholders.

Even if unitholders are dissatisfied, they have limited rights under the partnership agreement to remove Sunoco Logistics’ general partner without its consent, which could lower the trading price of the common units.

The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about Sunoco Logistics’ operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management. Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting Sunoco Logistics’ business and, therefore, limited ability to influence management’s decisions regarding Sunoco Logistics’ business. Unitholders did not elect Sunoco Logistics’ general partner or its board of directors and will have no right to elect Sunoco

Logistics’ general partner or its board of directors on an annual or other continuing basis. The board of directors of Sunoco Logistics’ general partner is chosen by ETP, the controlling member of Sunoco Logistics’ general partner. Furthermore, if the unitholders are dissatisfied with the performance of Sunoco Logistics’ general partner, they will have little ability to remove Sunoco Logistics’ general partner. As a result of these limitations, the price at which the common units trade could be diminished because of the absence or reduction of a control premium in the trading price.

Sunoco Logistics’ general partner may, in its sole discretion, approve the issuance of partnership securities and specify the terms of such partnership securities.

Pursuant to Sunoco Logistics’ partnership agreement, Sunoco Logistics’ general partner has the ability, in its sole discretion and without the approval of the unitholders, to approve the issuance of securities by Sunoco Logistics at any time and to specify the terms and conditions of such securities. The securities authorized to be issued may be issued in one or more classes or series, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership securities), as shall be determined by Sunoco Logistics’ general partner, including:

•	the right to share in Sunoco Logistics’ profits and losses;

•	the right to share in Sunoco Logistics’ distributions;

•	the rights upon dissolution and liquidation of Sunoco Logistics;

•	whether, and the terms upon which, Sunoco Logistics may redeem the securities;

•	whether the securities will be issued, evidenced by certificates and assigned or transferred; and

•	the right, if any, of the security to vote on matters relating to Sunoco Logistics, including matters relating to the relative rights, preferences and privileges of such security.

Please see “Sunoco Logistics may issue additional common units without unitholder approval, which would dilute Sunoco Logistics’ unitholders’ ownership interests.” in Sunoco Logistics’ annual report on Form 10-K for the year ended December 31, 2015.

The control of Sunoco Logistics’ general partner may be transferred to a third party without unitholder consent.

Sunoco Logistics’ general partner has the right to transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the owner of Sunoco Logistics’ general partner from transferring its ownership interest in the general partner to a third party. The new owner of Sunoco Logistics’ general partner would then be in a position to replace the board of directors and officers of the general partner with its own appointees.

Conflicts of interest may arise between Sunoco Logistics and ETP as ETP is the controlling owner of Sunoco Logistics’ general partner, which, due to limited fiduciary responsibilities, may permit ETP and its affiliates to favor their own interests to the detriment of Sunoco Logistics’ unitholders.

ETP is the controlling owner of Sunoco Logistics’ general partner interest and owns approximately 26 percent of Sunoco Logistics’ limited partnership interests, including ownership of Sunoco Logistics’ outstanding Class B units. Conflicts may arise between the interests of ETP and its affiliates (including Sunoco Logistics’ general partner), and Sunoco Logistics’ interests and those of Sunoco Logistics’ unitholders. As a result of these conflicts, Sunoco Logistics’ general partner may favor its own interests and the interests of its affiliates (including ETP) over the interests of Sunoco Logistics’ unitholders. Sunoco Logistics’ partnership agreement provides that Sunoco Logistics’ general partner may resolve any conflicts of interest involving Sunoco Logistics and Sunoco Logistics’ general partner and its affiliates, and any resolution of a conflict of interest by Sunoco Logistics’ general partner that is “fair and reasonable” to Sunoco Logistics will be deemed approved by all partners, including the unitholders, and will not constitute a breach of the partnership agreement These conflicts may include, among others, the following situations:

•	ETP and its affiliates may engage in competition with Sunoco Logistics. Neither Sunoco Logistics’ partnership agreement nor any other agreement requires ETP to pursue a business strategy that favors Sunoco Logistics or utilizes Sunoco Logistics’ assets, and Sunoco Logistics’ general partner may consider the interests of parties other than Sunoco Logistics, such as ETP, in resolving conflicts of interest;

•	under Sunoco Logistics’ partnership agreement, Sunoco Logistics’ general partner’s fiduciary duties are restricted, and Sunoco Logistics’ unitholders have only limited remedies available in the event of conduct constituting a potential breach of fiduciary duty by Sunoco Logistics’ general partner;

•	Sunoco Logistics’ general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities, and reserves, each of which can affect the amount of cash available for distribution to Sunoco Logistics’ unitholders and the amount received by Sunoco Logistics’ general partner in respect of its incentive distribution rights (“IDRs”);

•	Sunoco Logistics’ general partner determines which costs incurred by ETP and its affiliates are reimbursable by Sunoco Logistics; and

•	Sunoco Logistics’ partnership agreement does not restrict Sunoco Logistics’ general partner from causing Sunoco Logistics to pay it or its affiliates for services rendered, or from entering into additional contractual arrangements with any of these entities on Sunoco Logistics’ behalf, so long as the terms of any additional contractual arrangements are fair and reasonable to Sunoco Logistics; and Sunoco Logistics’ general partner controls the enforcement of obligations owed to Sunoco Logistics by Sunoco Logistics’ general partner and its affiliates.

Sunoco Logistics is a holding company. Sunoco Logistics conducts its operations through its subsidiaries and depends on cash flow from its subsidiaries to pay distributions to its unitholders and service its debt obligations.

Sunoco Logistics is a holding company. Sunoco Logistics conducts its operations through its subsidiaries. As a result, Sunoco Logistics’ cash flow and ability to pay distributions to its unitholders and to service its debt is dependent upon the earnings of its subsidiaries. In addition, Sunoco Logistics is dependent on the distribution of earnings, loans or other payments from its subsidiaries to Sunoco Logistics. Any payment of dividends, distributions, loans or other payments from Sunoco Logistics’ subsidiaries to Sunoco Logistics could be subject to statutory or contractual restrictions. Payments to Sunoco Logistics by its subsidiaries also will be contingent upon the profitability of its subsidiaries. If Sunoco Logistics is unable to obtain funds from its subsidiaries, Sunoco Logistics may not be able to pay distributions to its unitholders or pay interest or principal on its debt securities when due.

Sunoco Logistics may issue additional common units without unitholder approval, which would dilute Sunoco Logistics’ unitholders’ ownership interests.

Sunoco Logistics may issue an unlimited number of common units or other limited partner interests, including limited partner interests that rank senior to Sunoco Logistics’ common units, without the approval of Sunoco Logistics’ unitholders. The issuance of additional common units, or other equity securities of equal or senior rank, will decrease the proportionate ownership interest of existing unitholders and reduce the amount of cash available for distribution to Sunoco Logistics’ common unitholders and may adversely affect the market price of Sunoco Logistics’ common units.

A unitholder may not have limited liability if a state or federal court finds that Sunoco Logistics is not in compliance with the applicable statutes or that unitholder action constitutes control of Sunoco Logistics’ business.

The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. A unitholder could be held liable in some circumstances for Sunoco Logistics’ obligations to the same extent as a general partner if a state or federal court determined that:

•	Sunoco Logistics had been conducting business in any state without complying with the applicable limited partnership statute; or

•	the right or the exercise of the right by the unitholders as a group to remove or replace Sunoco Logistics’ general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted participation in the “control” of Sunoco Logistics’ business.

Under applicable state law, Sunoco Logistics’ general partner has unlimited liability for Sunoco Logistics’ obligations, including Sunoco Logistics’ debts and environmental liabilities, if any, except for Sunoco Logistics’ contractual obligations that are expressly made without recourse to Sunoco Logistics’ general partner.

In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that under some circumstances a unitholder may be liable to Sunoco Logistics for the amount of a distribution for a period of three years from the date of the distribution.

RISKS RELATED TO SUNOCO OPERATIONS’ DEBT

Sunoco Logistics Partners Operations L.P., or Sunoco Operations, may not be able to obtain funding, or obtain funding on acceptable terms, to meet its future capital needs.

Global market and economic conditions have been, and continue to be, volatile. The debt and equity capital markets have been impacted by, among other things, significant write-offs in the financial services sector and the re-pricing of credit risk in the broadly syndicated market.

As a result, the cost of raising money in the debt and equity capital markets could be higher and the availability of funds from those markets could be diminished if Sunoco Operations seeks access to those markets. Accordingly, Sunoco Operations cannot be certain that additional funding will be available, if needed and to the extent required, on acceptable terms. If additional funding is not available when needed, or is available only on unfavorable terms, Sunoco Operations may be unable to implement its business plan, enhance its existing business, complete acquisitions or otherwise take advantage of business opportunities, or respond to competitive pressures, any of which could have a material adverse effect on its revenues and results of operations.

Restrictions in Sunoco Operations’ debt agreements may prevent Sunoco Operations from engaging in some beneficial transactions or paying distributions to unitholders.

As of December 31, 2015, Sunoco Operations’ total outstanding indebtedness was $5.54 billion, excluding net unamortized fair value adjustments, bond discounts and debt issuance costs. Sunoco Operations’ payment of principal and interest on the debt will reduce the cash available for distribution on its units, as will its obligation to repurchase the senior notes upon the occurrence of specified events involving a change in control of Sunoco Operations’ general partner. In addition, Sunoco Operations is prohibited by its credit facilities and the senior notes from making cash distributions during an event of default, or if the payment of a distribution would cause an event of default under any of its debt agreements. Sunoco Operations’ leverage and various limitations in its credit facilities and senior notes may reduce its ability to incur additional debt, engage in some transactions, and capitalize on acquisition or other business opportunities. Any subsequent refinancing of Sunoco Operations’ current debt or any new debt could have similar or greater restrictions.

Sunoco Operations could incur a substantial amount of debt in the future, which could prevent Sunoco Operations from fulfilling its debt obligations.

Sunoco Operations is permitted to incur additional debt, subject to certain limitations under its revolving credit facilities and, in the case of secured debt, under the indenture governing the notes. If Sunoco Operations incurs additional debt in the future, its increased leverage could, for example:

•	make it more difficult for Sunoco Operations to satisfy its obligations under its debt securities or other indebtedness and, if Sunoco Operations fails to comply with the requirements of the other indebtedness, could result in an event of default under its debt securities or such other indebtedness;

•	require Sunoco Operations to dedicate a substantial portion of its cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow from working capital, capital expenditures and other general corporate activities;

•	limit Sunoco Operations’ ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate activities;

•	limit Sunoco Operations’ flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	detract from Sunoco Operations’ ability to successfully withstand a downturn in its business or the economy, generally; and

•	place Sunoco Operations at a competitive disadvantage against less leveraged competitors.

Sunoco Operations’ notes and related guarantees are effectively subordinated to any secured debt of Sunoco Operations or the guarantor, as well as to any debt of Sunoco Operations’ non-guarantor subsidiaries, and, in the event of Sunoco Operations’ bankruptcy or liquidation, holders of Sunoco Operations’ notes will be paid from any assets remaining after payments to any holders of Sunoco Operations’ secured debt.

Sunoco Operations’ notes and related guarantees are general unsecured senior obligations of Sunoco Operations and the guarantor, respectively, and effectively subordinated to any secured debt that Sunoco Operations or the guarantor may have to the extent of the value of the assets securing that debt. The indentures permit the guarantor and Sunoco Operations to incur secured debt provided certain conditions are met. Sunoco Operations’ notes are effectively subordinated to the liabilities of any of Sunoco Operations’ subsidiaries unless such subsidiaries guarantee such notes in the future.

If Sunoco Operations is declared bankrupt or insolvent, or is liquidated, the holders of Sunoco Operations’ secured debt will be entitled to be paid from Sunoco Operations’ assets securing their debt before any payment may be made with respect to Sunoco Operations’ notes. If any of the preceding events occur, Sunoco Operations may not have sufficient assets to pay amounts due on its secured debt and its notes.

Sunoco Operations does not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service its debt or to repay debt at maturity.

Sunoco Operations’ partnership agreement requires Sunoco Operations to distribute 100 percent of its available cash to Sunoco Operations’ general partner and Sunoco Logistics Partners L.P. within 45 days following the end of every quarter. The Sunoco Logistics Partners L.P. partnership agreement requires it to distribute 100 percent of its available cash to its unitholders of record within 45 days following the end of every quarter. Available cash with respect to any quarter is generally all of Sunoco Operations’ or Sunoco Logistics Partners L.P.’s, as applicable, cash on hand at the end of such quarter, less cash reserves for certain purposes. The controlling owner of Sunoco Operations’ general partner and the board of directors of Sunoco Logistics Partners L.P.’s general partner will determine the amount and timing of such distributions and have broad discretion to establish and make additions to Sunoco Operations’ or Sunoco Logistics Partners L.P.’s reserves, as applicable, or the reserves of Sunoco Operations’ or Sunoco Logistics Partners L.P.’s operating subsidiaries, as applicable, as they determine are necessary or appropriate. As a result, Sunoco Operations and Sunoco Logistics Partners L.P. do not have the same flexibility as corporations or other entities that do not pay dividends or that have complete flexibility regarding the amounts they will distribute to their equity holders. Although Sunoco Operations’ payment obligations to Sunoco Operations’ partners are subordinate to Sunoco Operations’ payment obligations on Sunoco Operations’ debt, the timing and amount of Sunoco Operations’ quarterly distributions to Sunoco Operations’ partners could significantly reduce the cash available to pay the principal, premium (if any), and interest on Sunoco Operations’ notes.

Rising short-term interest rates could increase Sunoco Operations’ financing costs and reduce the amount of cash Sunoco Operations generates.

As of December 31, 2015, Sunoco Operations had $562 million of floating-rate debt outstanding. Rising short-term rates could materially and adversely affect its results of operations, financial condition or cash flows.

Any reduction in Sunoco Operations’ credit ratings or in ETP’s credit ratings could materially and adversely affect Sunoco Operations’ business, results of operations, financial condition and liquidity.

Sunoco Operations currently maintain an investment grade rating by Moody’s, S&P and Fitch Ratings. However, Sunoco Operations’ current ratings may not remain in effect for any given period of time and a rating may be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. If Moody’s, S&P or Fitch Ratings were to downgrade Sunoco Operations’ long-term rating, particularly below investment grade, Sunoco Operations’ borrowing costs could significantly increase, which would adversely affect its financial results, and its potential pool of investors and funding sources could decrease. Further, due to Sunoco Operations’ relationship with ETP, any downgrade in ETP’s credit ratings could also result in a downgrade in Sunoco Operations’ credit ratings. Ratings from credit agencies are not recommendations to buy, sell or hold Sunoco Operations’ securities, and each rating should be evaluated independently of any other rating.

TAX RISKS TO SUNOCO LOGISTICS’ COMMON UNITHOLDERS

Sunoco Logistics’ tax treatment depends on Sunoco Logistics’ status as a partnership for federal income tax purposes, as well as Sunoco Logistics’ not being subject to a material amount of entity level taxation by individual states. If the Internal Revenue Service (“IRS”) treats Sunoco Logistics as a corporation or Sunoco Logistics becomes subject to a material amount of entity level taxation for state tax purposes, it would substantially reduce the amount of cash available for distribution to unitholders.

The anticipated after-tax economic benefit of an investment in the common units depends largely on Sunoco Logistics’ being treated as a partnership for federal income tax purposes. Sunoco Logistics has not requested, and does not plan to request, a ruling from the IRS on this matter. Despite the fact that Sunoco Logistics is a limited partnership under Pennsylvania law, Sunoco Logistics would be treated as a corporation for federal income tax purposes unless Sunoco Logistics satisfy a “qualifying income” requirement. Sunoco Logistics believes that it satisfies the qualifying income requirement based on its current operations. Failing to meet this requirement or a change in current law could cause Sunoco Logistics to be treated as a corporation for federal income tax purposes or otherwise subject Sunoco Logistics to taxation as an entity.

If Sunoco Logistics were treated as a corporation for federal income tax purposes, Sunoco Logistics would pay federal income tax at the corporate tax rate, and likely would pay state income tax at varying rates. Distributions to unitholders generally would be taxed again as corporate distributions, and none of Sunoco Logistics’ income, gains, losses or deductions would flow through to unitholders. Therefore, treatment of Sunoco Logistics as a corporation would result in a material reduction in anticipated cash flow and after-tax return to unitholders, likely causing a substantial reduction in the value of Sunoco Logistics’ common units.

Sunoco Logistics’ partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects Sunoco Logistics to taxation as a corporation or otherwise subjects Sunoco Logistics to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on Sunoco Logistics. At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. Imposition of a similar tax on Sunoco Logistics in the jurisdictions in which Sunoco Logistics operates or in other jurisdictions to which Sunoco Logistics may expand could substantially reduce Sunoco Logistics’ case available for distribution to its unitholders.

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “Act”). The Act includes significant changes to the rules governing the audits of entities that are treated as partnerships for U.S. federal income tax purposes. The new rules under the Act, which are effective for tax years beginning after December 31, 2017, repeal and replace the regimes under current the Tax Equity and Fiscal Responsibility Act (“TEFRA”) audit provisions for partnerships.

Under the new streamlined audit procedures, a partnership would be responsible for paying the imputed underpayment of tax resulting from the audit adjustments in the adjustment year even though partnerships are “pass-through entities.” However, as an alternative to paying the imputed underpayment of tax at the partnership level, a partnership may elect to provide the audit adjustment information to the reviewed year partners, whom in turn would be responsible for paying the imputed underpayment of tax in the adjustment year.

Should a partnership not elect to pass the audit adjustments on to its partners, the partnerships imputed underpayment generally would be determined at the highest rate of tax in effect for the reviewed year. Currently, the highest rate of tax would be 39.6 percent for individual taxpayers. However, the Act authorizes the Treasury to establish procedures whereby the imputed underpayment amount may be modified to more accurately reflect the amount owed, if the partnership can substantiate a lower tax rate or demonstrate a portion of the imputed underpayment amount is allocable to a partner that would not owe tax (a tax exempt entity) or a partner has already paid the tax. It is not yet clear how state and local tax authorities will respond to the new regime. Sunoco Logistics is closely monitoring the development and issuance of regulations or other additional guidance under the new partnership audit regime.

The sale or exchange of 50 percent or more of Sunoco Logistics’ capital and profit interests during any twelve-month period will result in Sunoco Logistics’ termination as a partnership for federal income tax purposes.

Sunoco Logistics’ partnership will be considered to have been terminated for tax purposes when there is a sale or exchange of 50 percent or more of the total interests in Sunoco Logistics’ capital and profits within a twelve-month period (a “technical termination”). For purposes of determining whether the 50 percent threshold has been met, multiple sales of the same interest will be counted only once. A sale or exchange would occur, for example, if Sunoco Logistics sold its business or merged with another company, or if any of Sunoco Logistics’ unitholders, including ETP and its affiliates, sold or transferred their partnership interests in Sunoco Logistics. Sunoco Logistics’ termination would, among other things, result in the closing of Sunoco Logistics’ taxable year for all of Sunoco Logistics’ unitholders which could result in Sunoco Logistics filing two tax returns (and unitholders receiving two Schedule K-1s) for one calendar year. Sunoco Logistics’ termination could also result in a deferral of depreciation deductions allowable in computing its taxable income. Sunoco Logistics’ termination would not affect Sunoco Logistics’ classification as a partnership for federal income tax purposes. Instead, Sunoco Logistics would be treated as a new partnership for federal income tax purposes, in which case Sunoco Logistics must make new tax elections and could be subject to penalties if it is unable to determine that a termination occurred. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership may be permitted to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

As a result of ETP’s acquisition of Sunoco Logistics in October 2012, the 50 percent threshold described above was exceeded. Sunoco Logistics’ classification as a partnership was not affected, but instead, Sunoco Logistics were treated as a new partnership for federal income tax purposes. The technical termination resulted in the closing of Sunoco Logistics’ taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of Sunoco Logistics’ taxable year may have resulted in more than twelve months of Sunoco Logistics’ taxable income or loss being included in the unitholder’s taxable income for the year of termination. As a result of the technical termination, Sunoco Logistics were required to file two tax returns for the calendar year 2012. Sunoco Logistics were required to make new tax elections after the technical termination, including a new election under Section 754 of the Internal Revenue Code, and the termination resulted in a deferral of Sunoco Logistics’ deductions for depreciation. A termination could also result in penalties if Sunoco Logistics had been unable to determine that the termination had occurred. Moreover, the technical termination could accelerate the application of, or subject Sunoco Logistics to, any tax legislation enacted before the technical termination. The IRS has recently announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the calendar year notwithstanding two partnership tax years. Sunoco Logistics was successful in petitioning the IRS for this technical termination relief.

Sunoco Logistics’ unitholders may be required to pay taxes on their share of Sunoco Logistics’ income even if they do not receive any cash distributions from Sunoco Logistics.

Because Sunoco Logistics’ unitholders will be treated as partners to whom Sunoco Logistics will allocate taxable income which will be different in amount than the cash it distributes, Sunoco Logistics’ unitholders will be required to pay any federal income taxes and, in some cases, state and local income taxes on their share of Sunoco Logistics’ taxable income even if they receive no cash distributions from Sunoco Logistics. Sunoco Logistics’ unitholders may not receive cash distributions from Sunoco Logistics equal to their share of Sunoco Logistics’ taxable income or even equal to the actual tax liability that result from that income.

Tax gain or loss on disposition of Sunoco Logistics’ limited partner units could be more or less than expected.

If Sunoco Logistics’ unitholders sell their common units, they will recognize a gain or loss equal to the difference between the amount realized and their tax basis in those common units. Prior distributions to Sunoco Logistics’ unitholders in excess of the total net taxable income the unitholder was allocated for a unit, which decreased their tax basis in that unit, will, in effect, become taxable income to Sunoco Logistics’ unitholders if the common unit is sold at a price greater than their tax basis in that common unit, even if the price they receive is less than their original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income. In addition, if Sunoco Logistics’ unitholders sell their units, they may incur a tax liability in excess of the amount of cash received from the sale.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning Sunoco Logistics’ common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts (“IRAs”), and non-U.S. persons raises issues unique to them. For example, virtually all of Sunoco Logistics’ income allocated to organizations that are exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal tax returns and pay tax on their share of Sunoco Logistics’ taxable income. If you are a tax exempt entity or non-U.S. person, you should consult your tax advisor before investing in Sunoco Logistics’ common units.

Sunoco Logistics’ unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of investing in Sunoco Logistics’ limited partner units.

In addition to federal income taxes, Sunoco Logistics’ unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which Sunoco Logistics does business or owns property, even if they do not live in any of those jurisdictions. Sunoco Logistics’ unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, Sunoco Logistics’ unitholders may be subject to penalties for failure to comply with those requirements. Sunoco Logistics currently conducts its business and own assets in 35 states, most of which impose a personal income tax. As Sunoco Logistics make acquisitions or expand its business, Sunoco Logistics may own assets or conduct business in additional states that impose a personal income tax. It is Sunoco Logistics’ unitholders’ responsibility to file all United States federal, state and local tax returns.

The tax treatment of publicly traded partnerships or an investment in Sunoco Logistics’ common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present federal income tax treatment of publicly traded partnerships, including Sunoco Logistics, or an investment in Sunoco Logistics’ common units, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the qualifying income exception to the treatment of all publicly traded partnerships as corporations, upon which Sunoco Logistics relies for its treatment as a partnership for federal income tax purposes. Sunoco Logistics is unable to predict whether any of these changes or other proposals will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in Sunoco Logistics’ common units. Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the exception for certain publicly traded partnerships to be treated as partnerships for federal income tax purposes.

If the IRS contests the federal income tax positions Sunoco Logistics takes, the market for Sunoco Logistics’ common units may be adversely affected and the costs of any such contest will reduce cash available for distributions to Sunoco Logistics’ unitholders.

Sunoco Logistics has not requested a ruling from the IRS with respect to Sunoco Logistics’ treatment as a partnership for federal income tax purposes. The IRS may adopt positions that differ from the positions Sunoco Logistics takes. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions Sunoco Logistics takes. A court may not agree with some or all of the positions Sunoco Logistics takes. Any contest with the IRS may materially and adversely impact the market for Sunoco Logistics’ common units and the prices at which they trade. In addition, the costs of any contest with the IRS will be borne by Sunoco Logistics reducing the cash available for distribution to Sunoco Logistics’ unitholders.

Sunoco Logistics has subsidiaries that will be treated as corporations for federal income tax purposes and subject to corporate-level income taxes.

Even though Sunoco Logistics (as a partnership for U.S. federal income tax purposes) is not subject to U.S. federal income tax, some of Sunoco Logistics’ operations are currently conducted through subsidiaries that are organized as corporations for U.S. federal income tax purposes. The taxable income, if any, of subsidiaries that are treated as corporations for U.S. federal income tax purposes, is subject to corporate-level U.S. federal income taxes which may reduce the cash available for distribution to Sunoco Logistics and, in turn, to Sunoco Logistics’ unitholders. If the IRS or other state or local jurisdictions were to successfully assert that these corporations have more tax liability than Sunoco Logistics anticipate or legislation was enacted that increased the corporate tax rate, the cash available for distribution could be further reduced. The income tax return filings positions taken by these corporate subsidiaries require significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is also required in assessing the timing and amounts of deductible and taxable items. Despite Sunoco Logistics’ belief that the income tax return positions taken by these subsidiaries are fully supportable, certain positions may be successfully challenged by the IRS, state or local jurisdictions.

Sunoco Logistics treats each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could result in a unitholder owing more tax and may adversely affect the value of the common units.

Because Sunoco Logistics cannot match transferors and transferees of common units and because of other reasons, Sunoco Logistics will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to Sunoco Logistics’ unitholders. It also could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of Sunoco Logistics’ common units or result in audit adjustments to tax returns of Sunoco Logistics’ unitholders.

Sunoco Logistics prorates its items of income, gain, loss and deduction between transferors and transferees of Sunoco Logistics’ units each month based upon the ownership of Sunoco Logistics’ units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among Sunoco Logistics’ unitholders.

Sunoco Logistics generally prorates its items of income, gain, loss and deduction between transferors and transferees of Sunoco Logistics’ units each month based upon the ownership of Sunoco Logistics’ units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method Sunoco Logistics have adopted. If the IRS were to challenge Sunoco Logistics’ proration method or new Treasury Regulations were issued, Sunoco Logistics may be required to change the allocation of items of income, gain, loss and deduction among its unitholders.

A unitholder whose units are the subject of a securities loan (e.g., a loan to a “short seller”) to cover a short sale of units may be considered as having disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

Because there are no specific rules governing the federal income tax consequences of loaning a partnership interest, a unitholder whose units are the subject of a securities loan may be considered as having disposed of the loaned units. In that case, the unitholder may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of Sunoco Logistics’ income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

Sunoco Logistics has adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between Sunoco Logistics and its public Unitholders. The IRS may challenge this treatment, which could adversely affect the value of Sunoco Logistics’ common units.

When Sunoco Logistics issues additional units or engages in certain other transactions, it determines the fair market value of its assets and allocates any unrealized gain or loss attributable to such assets to the capital accounts of Sunoco Logistics’ unitholders and Sunoco Logistics’ general partner. Although Sunoco Logistics may from time to time consult with professional appraisers regarding valuation matters, including the valuation of its assets, Sunoco Logistics makes many of the fair market value estimates of its assets itself using a methodology based on the market value of Sunoco Logistics’ common units as a means to measure the fair market value of Sunoco Logistics’ assets. Sunoco Logistics’ methodology may be viewed as understating the value of its assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and Sunoco Logistics’ general partner, which may be unfavorable to such unitholders. Moreover, under Sunoco Logistics’ current valuation methods, subsequent purchasers of Sunoco Logistics’ common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to Sunoco Logistics’ tangible assets and a lesser portion allocated to Sunoco Logistics’ intangible assets. The IRS may challenge Sunoco Logistics’ valuation methods, or Sunoco Logistics’ allocation of Section 743(b) adjustment attributable to Sunoco Logistics’ tangible and intangible assets, and allocations of income, gain, loss and deduction between Sunoco Logistics’ general partner and certain of Sunoco Logistics’ unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to Sunoco Logistics’ unitholders. It also could affect the amount of gain on the sale of common units by Sunoco Logistics’ unitholders and could have a negative impact on the value of Sunoco Logistics’ common units or result in audit adjustments to the tax returns of Sunoco Logistics’ unitholders without the benefit of additional deductions.

Risks Related to Our Investment in Panhandle

Panhandle Eastern Pipe Line Company, LP (“Panhandle”) is a wholly-owned subsidiary of ETP. Panhandle has publicly traded debt.

Panhandle has substantial debt and may not be able to obtain funding or obtain funding on acceptable terms because of deterioration in the credit and capital markets. This may hinder or prevent Panhandle from meeting its future capital needs.

Panhandle has a significant amount of debt outstanding. As of December 31, 2015, debt on the consolidated balance sheets totaled $1.17 billion.

Covenants exist in certain of Panhandle’s debt agreements that require Panhandle to maintain a fixed charge coverage ratio, a leverage ratio and to meet certain ratios of earnings before depreciation, interest and taxes to cash interest expense. A failure by Panhandle to satisfy any such covenant would give rise to an event of default under the associated debt, which could become immediately due and payable if Panhandle did not cure such default within any permitted cure period or if Panhandle did not obtain amendments, consents or waivers from its lenders with respect to such covenants. Any such acceleration or inability to borrow could cause a material adverse change in Panhandle’s financial condition.

Panhandle relies on access to both short- and long-term credit as a significant source of liquidity for capital requirements not satisfied by the cash flow from its operations. Deterioration in Panhandle’s financial condition could hamper its ability to access the capital markets.

Global financial markets and economic conditions have been, and may continue to be, disrupted and volatile. The current weak economic conditions have made, and may continue to make, obtaining funding more difficult.

Due to these factors, Panhandle cannot be certain that funding will be available if needed and, to the extent required, on acceptable terms. If funding is not available when needed, or is available only on unfavorable terms, Panhandle may be unable to grow its existing business, complete acquisitions, refinance its debt or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on Panhandle’s revenues and results of operations.

Credit ratings downgrades could increase Panhandle’s financing costs and limit its ability to access the capital markets.

Panhandle is not party to any lending agreement that would accelerate the maturity date of any obligation due to a failure to maintain any specific credit rating, nor would a reduction in any credit rating, by itself, cause an event of default under any of Panhandle’s lending agreements. However, if its current credit ratings were downgraded below investment grade, Panhandle could be negatively impacted as follows:

•	Borrowing costs associated with existing debt obligations could increase in the event of a credit rating downgrade;

•	The costs of refinancing debt that is maturing or any new debt issuances could increase due to a credit rating downgrade; and

•	FERC may be unwilling to allow Panhandle to pass along increased debt service costs to natural gas customers.

Panhandle’s credit rating can be impacted by the credit rating and activities of its parent company. Thus, adverse impacts to ETP and its activities, which may include activities unrelated to Panhandle, may have adverse impacts on Panhandle’s credit rating and financing and operating costs.

The financial soundness of Panhandle’s customers could affect its business and operating results and Panhandle’s credit risk management may not be adequate to protect against customer risk.

As a result of macroeconomic challenges that have impacted the economy of the United States and other parts of the world, Panhandle’s customers may experience cash flow concerns. As a result, if customers’ operating and financial performance deteriorates, or if they are unable to make scheduled payments or obtain credit, customers may not be able to pay, or may delay payment of, accounts receivable owed to Panhandle. Panhandle’s credit procedures and policies may not be adequate to fully eliminate customer credit risk. In addition, in certain situations, Panhandle may assume certain additional credit risks for competitive reasons or otherwise. Any inability of Panhandle’s customers to pay for services could adversely affect Panhandle’s financial condition, results of operations and cash flows.

Panhandle depends on distributions from its subsidiaries to meet its needs.

Panhandle is dependent on the earnings and cash flows of, and dividends, loans, advances or other distributions from, its subsidiaries to generate the funds necessary to meet its obligations. The availability of distributions from such entities is subject to their earnings and capital requirements, the satisfaction of various covenants and conditions contained in financing documents by which they are bound or in their organizational documents, and in the case of the regulated subsidiaries, regulatory restrictions that limit their ability to distribute profits to Panhandle.

Panhandle’s growth strategy entails risk.

Panhandle may actively pursue acquisitions in the energy industry to complement and diversify its existing businesses. As part of its growth strategy, Panhandle may:

•	examine and potentially acquire regulated or unregulated businesses, including transportation and storage assets and gathering and processing businesses within the natural gas industry;

•	enter into joint venture agreements and/or other transactions with other industry participants or financial investors;

•	selectively divest parts of its business, including parts of its core operations; and

•	continue expanding its existing operations.

Panhandle’s ability to acquire new businesses will depend upon the extent to which opportunities become available, as well as, among other things:

its success in valuing and bidding for the opportunities;

•	its ability to assess the risks of the opportunities;

•	its ability to obtain regulatory approvals on favorable terms; and

•	its access to financing on acceptable terms.

Once acquired, Panhandle’s ability to integrate a new business into its existing operations successfully will largely depend on the adequacy of implementation plans, including the ability to identify and retain employees to manage the acquired business, and the ability to achieve desired operating efficiencies. The successful integration of any businesses acquired in the future may entail numerous risks, including:

•	the risk of diverting management’s attention from day-to-day operations;

•	the risk that the acquired businesses will require substantial capital and financial investments;

•	the risk that the investments will fail to perform in accordance with expectations; and

•	the risk of substantial difficulties in the transition and integration process.

These factors could have a material adverse effect on Panhandle’s business, financial condition, results of operations and cash flows, particularly in the case of a larger acquisition or multiple acquisitions in a short period of time.

The consideration paid in connection with an investment or acquisition also affects Panhandle’s financial results. In addition, acquisitions or expansions may result in the incurrence of additional debt.

Panhandle is subject to operating risks.

Panhandle’s operations are subject to all operating hazards and risks incident to handling, storing, transporting and providing customers with natural gas, including adverse weather conditions, explosions, pollution, release of toxic substances, fires and other hazards, each of which could result in damage to or destruction of its facilities or damage to persons and property. If any of these events were to occur, Panhandle could suffer substantial losses. Moreover, as a result, Panhandle has been, and likely will be, a defendant in legal proceedings and litigation arising in the ordinary course of business. While Panhandle maintains insurance against many of these risks to the extent and in amounts that it believes are reasonable, Panhandle’s insurance coverages have significant deductibles and self-insurance levels, limits on maximum recovery, and do not cover all risks. There is also the risk that the coverages will change over time in light of increased premiums or changes in the terms of the insurance coverages that could result in Panhandle’s decision to either terminate certain coverages, increase deductibles and self-insurance levels, or decrease maximum recoveries. In addition, there is a risk that the insurers may default on their coverage obligations. As a result, Panhandle’s results of operations, cash flows or financial condition could be adversely affected if a significant event occurs that is not fully covered by insurance.

Terrorist attacks aimed at Panhandle’s facilities could adversely affect Panhandle’s business, results of operations, cash flows and financial condition.

The United States government has issued warnings that energy assets, including the nation’s pipeline infrastructure, may be the future target of terrorist organizations. Some of Panhandle’s facilities are subject to standards and procedures required by the Chemical Facility Anti-Terrorism Standards. Panhandle believes it is in compliance with all material requirements; however, such compliance may not prevent a terrorist attack from causing material damage to Panhandle’s facilities or pipelines. Any such terrorist attack on Panhandle’s facilities or pipelines, those of Panhandle’s customers, or in some cases, those of other pipelines could have a material adverse effect on Panhandle’s business, financial condition and results of operations.

The impact that terrorist attacks, such as the attacks of September 11, 2001, may have on the energy industry in general, and on Panhandle in particular, is not known at this time. Uncertainty surrounding military activity may affect Panhandle’s operations in unpredictable ways, including disruptions of fuel supplies and markets and the possibility that infrastructure facilities, including pipelines, gathering facilities and processing plants, could be direct targets of, or indirect casualties of, an act of terror or a retaliatory strike. Panhandle may have to incur significant additional costs in the future to safeguard its physical assets.

Cybersecurity breaches and other disruptions could compromise Panhandle’s information and expose it to liability, which would cause Panhandle’s business and reputation to suffer.

In the ordinary course of Panhandle’s business, Panhandle collects and stores sensitive data, including intellectual property, Panhandle’s proprietary business information and that of Panhandle’s customers, suppliers and business partners, and personal identification information of Panhandle’s employees, in Panhandle’s data centers and on Panhandle’s networks. The secure processing, maintenance and transmission of this information is critical to Panhandle’s operations and business strategy. Despite Panhandle’s security measures, Panhandle’s information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise Panhandle’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption of Panhandle’s operations, damage to Panhandle’s reputation, and cause a loss of confidence in Panhandle’s products and services, which could adversely affect Panhandle’s business.

Panhandle’s operations could be disrupted if Panhandle’s information systems fail, causing increased expenses and loss of sales.

Panhandle’s business is highly dependent on financial, accounting and other data processing systems and other communications and information systems, including Panhandle’s enterprise resource planning tools. Panhandle processes a large number of transactions on a daily basis and relies upon the proper functioning of computer systems. If a key system was to fail or experience unscheduled downtime for any reason, even if only for a short period, Panhandle’s operations and financial results could be affected adversely. Panhandle’s systems could be damaged or interrupted by a security breach, fire, flood, power loss, telecommunications failure or similar event. Panhandle has a formal disaster recovery plan in place, but this plan may not entirely prevent delays or other complications that could arise from an information systems failure. Panhandle’s business interruption insurance may not compensate us adequately for losses that may occur.

Security breaches and other disruptions could compromise Panhandle’s information and operations, and expose it to liability, which would cause Panhandle’s business and reputation to suffer.

In the ordinary course of Panhandle’s business, Panhandle collects and stores sensitive data, including intellectual property, Panhandle’s proprietary business information and that of its customers, suppliers and business partners, and personally identifiable information of its employees, in Panhandle’s data centers and on Panhandle’s networks. The secure processing, maintenance and transmission of this information is critical to

Panhandle’s operations and business strategy. Despite Panhandle’s security measures, Panhandle’s information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise Panhandle’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties for divulging shipper information, disruption of Panhandle’s operations, damage to Panhandle’s reputation, and loss of confidence in Panhandle’s products and services, which could adversely affect Panhandle’s business.

Panhandle’s information technology infrastructure is critical to the efficient operation of Panhandle’s business and essential to Panhandle’s ability to perform day-to-day operations. Breaches in Panhandle’s information technology infrastructure or physical facilities, or other disruptions, could result in damage to Panhandle’s assets, safety incidents, damage to the environment, potential liability or the loss of contracts, and have a material adverse effect on Panhandle’s operations, financial position and results of operations.

The success of the pipeline business depends, in part, on factors beyond Panhandle’s control.

Third parties own most of the natural gas transported and stored through the pipeline systems operated by Panhandle. As a result, the volume of natural gas transported and stored depends on the actions of those third parties and is beyond Panhandle’s control. Further, other factors beyond Panhandle’s and those third parties’ control may unfavorably impact Panhandle’s ability to maintain or increase current transmission and storage rates, to renegotiate existing contracts as they expire or to remarket unsubscribed capacity. High utilization of contracted capacity by firm customers reduces capacity available for interruptible transportation and parking services.

The expansion of Panhandle’s pipeline systems by constructing new facilities subjects Panhandle to construction and other risks that may adversely affect the financial results of the pipeline businesses.

Panhandle may expand the capacity of its existing pipeline and storage facilities by constructing additional facilities. Construction of these facilities is subject to various regulatory, development and operational risks, including:

•	Panhandle’s ability to obtain necessary approvals and permits from FERC and other regulatory agencies on a timely basis and on terms that are acceptable to it;

•	the ability to access sufficient capital at reasonable rates to fund expansion projects, especially in periods of prolonged economic decline when Panhandle may be unable to access capital markets;

•	the availability of skilled labor, equipment, and materials to complete expansion projects;

•	adverse weather conditions;

•	potential changes in federal, state and local statutes, regulations, and orders, including environmental requirements that delay or prevent a project from proceeding or increase the anticipated cost of the project;

•	impediments on Panhandle’s ability to acquire rights-of-way or land rights or to commence and complete construction on a timely basis or on terms that are acceptable to it;

•	Panhandle’s ability to construct projects within anticipated costs, including the risk that Panhandle may incur cost overruns, resulting from inflation or increased costs of equipment, materials, labor, contractor productivity, delays in construction or other factors beyond its control, that Panhandle may not be able to recover from its customers;

•	the lack of future growth in natural gas supply and/or demand; and

•	the lack of transportation, storage and throughput commitments.

Any of these risks could prevent a project from proceeding, delay its completion or increase its anticipated costs. There is also the risk that a downturn in the economy and its potential negative impact on natural gas demand may result in either slower development in Panhandle’s expansion projects or adjustments in the contractual commitments supporting such projects. As a result, new facilities could be delayed or may not achieve Panhandle’s expected investment return, which may adversely affect its business, financial condition, results of operations and cash flows.

The inability to continue to access lands owned by third parties could adversely affect Panhandle’s ability to operate and/or expand its pipeline and gathering and processing businesses.

The ability of Panhandle to operate in certain geographic areas will depend on their success in maintaining existing rights-of-way and obtaining new rights-of-way. Securing additional rights-of-way is also critical to Panhandle’s ability to pursue expansion projects. Even though Panhandle generally has the right of eminent domain, Panhandle cannot assure that it will be able to acquire all of the necessary new rights-of-way or maintain access to existing rights-of-way upon the expiration of the current rights-of-way or that all of the rights-of-way will be obtainable in a timely fashion. Panhandle’s financial position could be adversely affected if the costs of new or extended rights-of-way materially increase or Panhandle is unable to obtain or extend the rights-of-way timely.

Panhandle’s interstate pipelines are subject to laws, regulations and policies governing the rates they are allowed to charge for their services, which may prevent us from fully recovering Panhandle’s costs.

Laws, regulations and policies governing interstate natural gas pipeline rates could affect the ability of Panhandle’s interstate pipelines to establish rates, to charge rates that would cover future increases in its costs, or to continue to collect rates that cover current costs.

Panhandle is required to file tariff rates (also known as recourse rates) with the FERC that shippers may pay for interstate natural gas transportation services. Panhandle may also agree to discount these rates on a not unduly discriminatory basis or negotiate rates with shippers who elect not to pay the recourse rates. The FERC must approve or accept all rate filings for Panhandle to be allowed to charge such rates.

The FERC may review existing tariffs rates on its own initiative or upon receipt of a complaint filed by a third party. The FERC may, on a prospective basis, order refunds of amounts collected if it finds the rates to have been shown not to be just and reasonable or to have been unduly discriminatory. The FERC has recently exercised this authority with respect to several other pipeline companies. If the FERC were to initiate a proceeding against us and find that Panhandle’s rates were not just and reasonable or unduly discriminatory, the maximum rates Panhandle is permitted to charge may be reduced and the reduction could have an adverse effect on Panhandle’s revenues and results of operations.

The costs of Panhandle’s interstate pipeline operations may increase and Panhandle may not be able to recover all of those costs due to FERC regulation of Panhandle’s rates. If Panhandle proposes to change its tariff rates, the proposed rates may be challenged by the FERC or third parties, and the FERC may deny, modify or limit the proposed changes if Panhandle is unable to persuade the FERC that changes would result in just and reasonable rates that are not unduly discriminatory. Panhandle also may be limited by the terms of rate case settlement agreements or negotiated rate agreements with individual customers from seeking future rate increases, or Panhandle may be constrained by competitive factors from charging Panhandle’s tariff rates.

To the extent Panhandle’s costs increase in an amount greater than Panhandle’s revenues increase, or there is a lag between Panhandle’s cost increases and Panhandle’s ability to file for, and obtain rate increases, Panhandle’s operating results would be negatively affected. Even if a rate increase is permitted by the FERC to become effective, the rate increase may not be adequate. Panhandle cannot guarantee that Panhandle’s interstate pipelines will be able to recover all of Panhandle’s costs through existing or future rates.

The ability of interstate pipelines held in tax-pass-through entities, like Panhandle, to include an allowance for income taxes as a cost-of-service element in their regulated rates has been subject to extensive litigation before the FERC and the courts for a number of years. It is currently the FERC’s policy to permit pipelines to include in cost-of-service a tax allowance to reflect actual or potential income tax liability on their public utility income attributable to all partnership or limited liability company interests, if the ultimate owner of the interest has an actual or potential income tax liability on such income. Whether a pipeline’s owners have such actual or potential income tax liability will be reviewed by the FERC on a case-by-case basis. Under the FERC’s policy, Panhandle thus remains eligible to include an income tax allowance in the tariff rates it charges for interstate natural gas transportation. The effectiveness of the FERC’s policy and the application of that policy remain subject to future challenges, refinement or change by the FERC or the courts.

Panhandle’s interstate pipelines are subject to laws, regulations and policies governing terms and conditions of service, which could adversely affect its business and results of operations.

In addition to rate oversight, the FERC’s regulatory authority extends to many other aspects of the business and operations of Panhandle’s interstate pipelines, including:

•	terms and conditions of service;

•	the types of services interstate pipelines may or must offer their customers;

•	construction of new facilities;

•	acquisition, extension or abandonment of services or facilities;

•	reporting and information posting requirements;

•	accounts and records; and

•	relationships with affiliated companies involved in all aspects of the natural gas and energy businesses.

Compliance with these requirements can be costly and burdensome. In addition, Panhandle cannot guarantee that the FERC will authorize tariff changes and other activities Panhandle might propose and do so in a timely manner and free from potentially burdensome conditions. Future changes to laws, regulations, policies and interpretations thereof in these and other applicable areas may impair Panhandle’s access to capital markets or may impair the ability of Panhandle’s interstate pipelines to compete for business, may impair their ability to recover costs or may increase the cost and burden of operation.

Panhandle may incur significant costs and liabilities resulting from performance of pipeline integrity programs and related repairs.

Pursuant to authority under the Natural Gas Pipeline Safety Act (“NGPSA”) and Hazardous Liquid Pipeline Safety Act (“HLPSA”), as amended by the Pipeline Safety Improvement Act, the PIPES Act and the 2011 Pipeline Safety Act, the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) has established a series of rules requiring pipeline operators to develop and implement integrity management programs for gas transmission and hazardous liquid pipelines that, in the event of a pipeline leak or rupture could affect “high consequence areas,” which are areas where a release could have the most significant adverse consequences, including high population areas, certain drinking water sources, and unusually sensitive ecological areas. These regulations require operators of covered pipelines to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

In addition, states have adopted regulations similar to existing PHMSA regulations for intrastate gathering and transmission lines. At this time, Panhandle cannot predict the ultimate cost of compliance with applicable pipeline integrity management regulations, as the cost will vary significantly depending on the number and extent of any repairs found to be necessary as a result of the pipeline integrity testing. Panhandle will continue its pipeline integrity testing programs to assess and maintain the integrity of its pipelines. The results of these tests could cause Panhandle to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of Panhandle’s pipelines. Any changes to pipeline safety laws by Congress and regulations by PHMSA that result in more stringent or costly safety standards could have a significant adverse effect on Panhandle and similarly situated midstream operators. For instance, changes to regulations governing the safety of gas transmission pipelines and gathering lines are being considered by PHMSA, including, for example, revising the definitions of “high consequence areas” and “gathering lines” and strengthening integrity management requirements as they apply to existing regulated operators and to currently exempt operators should certain exemptions be removed.

Federal, state and local jurisdictions may challenge Panhandle’s tax return positions.

The positions taken by Panhandle in its tax return filings require significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is also required in assessing the timing and amounts of deductible and taxable items. Despite management’s belief that Panhandle’s tax return positions are fully supportable, certain positions may be challenged successfully by federal, state and local jurisdictions.

Panhandle is subject to extensive federal, state and local laws and regulations regulating the environmental aspects of its business that may increase its costs of operations, expose it to environmental liabilities and require it to make material unbudgeted expenditures.

Panhandle is subject to extensive federal, state and local laws and regulations regulating the environmental aspects of its business (including air emissions), which are complex, change from time to time and have tended to become increasingly strict. These laws and regulations have necessitated, and in the future may necessitate, increased capital expenditures and operating costs. In addition, certain environmental laws may result in liability without regard to fault concerning contamination at a broad range of properties, including currently or formerly owned, leased or operated properties and properties where Panhandle disposed of, or arranged for the disposal of, waste.

Panhandle is currently monitoring or remediating contamination at several of its facilities and at waste disposal sites pursuant to environmental laws and regulations and indemnification agreements. Panhandle cannot predict with certainty the sites for which it may be responsible, the amount of resulting cleanup obligations that may be imposed on it or the amount and timing of future expenditures related to environmental remediation because of the difficulty of estimating cleanup costs and the uncertainty of payment by other PRPs.

Costs and obligations also can arise from claims for toxic torts and natural resource damages or from releases of hazardous materials on other properties as a result of ongoing operations or disposal of waste. Compliance with amended, new or more stringently enforced existing environmental requirements, or the future discovery of contamination, may require material unbudgeted expenditures. These costs or expenditures could have a material adverse effect on Panhandle’s business, financial condition, results of operations or cash flows, particularly if such costs or expenditures are not fully recoverable from insurance or through the rates charged to customers or if they exceed any amounts that have been reserved.

An impairment of goodwill and intangible assets could reduce Panhandle’s earnings.

As of December 31, 2015, Panhandle’s consolidated balance sheet reflected $923 million of goodwill. Goodwill is recorded when the purchase price of a business exceeds the fair value of the tangible and separately measurable intangible net assets. Accounting principles generally accepted in the United States require us to test goodwill for impairment on an annual basis or when events or circumstances occur, indicating that goodwill might be impaired. Long-lived assets such as intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If Panhandle determines that any of its goodwill or intangible assets were impaired, Panhandle would be required to take an immediate charge to earnings with a correlative effect on partners’ capital and balance sheet leverage as measured by debt to total capitalization.

Panhandle’s business could be affected adversely by union disputes and strikes or work stoppages by its unionized employees.

As of January 29, 2016, 210 of Panhandle’s 552 employees were represented by collective bargaining units under collective bargaining agreements. Any future work stoppage could, depending on the affected operations and the length of the work stoppage, have a material adverse effect on Panhandle’s business, financial position, results of operations or cash flows.

The adoption of climate change legislation or regulations restricting emissions of greenhouse gases could result in increased operating costs and reduced demand for the services Panhandle provides.

The EPA has determined that emissions of carbon dioxide, methane and other greenhouse gases present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA has adopted rules under the Clean Air Act that, among other things, establish PSD construction and Title V operating permit reviews for greenhouse gas emissions from certain large stationary sources that already are potential major sources of certain principal, or criteria, pollutant emissions, which reviews could require securing PSD permits at covered facilities emitting greenhouse gases and meeting “best available control technology” standards for those greenhouse gas emissions. In addition, the EPA has adopted rules requiring the monitoring and annual reporting of greenhouse gas emissions from specified onshore and offshore production facilities and onshore processing, transmission and storage facilities in the United States, which includes certain of Panhandle’s operations. More recently, on October 22, 2015, the EPA published a final rule that expands the petroleum and natural gas system sources for which annual greenhouse gas emissions reporting is currently required to include greenhouse gas emissions reporting beginning in the 2016 reporting year for certain onshore gathering and boosting systems consisting primarily of gathering pipelines, compressors and process equipment used to perform natural gas compression, dehydration and acid gas removal. While Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases, there has not been significant activity in the form of adopted legislation. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing greenhouse gas emissions by means of cap and trade programs. The adoption of any legislation or regulations that require reporting of greenhouse gases or otherwise restrict emissions of greenhouse gases from Panhandle’s equipment and operations could require Panhandle to incur significant added costs to reduce emissions of greenhouse gases or could adversely affect demand for the natural gas and NGLs Panhandle gather and process or fractionate.

Additional deepwater drilling laws and regulations, delays in the processing and approval of drilling permits and exploration, development, oil spill-response and decommissioning plans, and other related developments may have a material adverse effect on Panhandle’s business, financial condition, or results of operations.

In response to the Deepwater Horizon incident and resulting oil spill in the United States Gulf of Mexico in 2010, the federal Bureau of Ocean Energy Management (“BOEM”) and the federal Bureau of Safety and Environmental Enforcement (“BSEE”), each agencies of the U.S. Department of the Interior, have imposed more stringent permitting procedures and regulatory safety and performance requirements for new wells to be drilled in federal waters. Compliance with these more stringent regulatory restrictions together with any uncertainties or inconsistencies in current decisions and rulings by governmental agencies, delays in the processing and approval of drilling permits or exploration, development, oil spill-response and decommissioning plans, and possible additional regulatory initiatives could adversely affect or delay new drilling and ongoing development efforts. In addition, new regulatory initiatives may be adopted or enforced by the BOEM and/or the BSEE in the future that could result in additional delays, restrictions, or obligations with respect to oil and natural-gas exploration and production operations conducted offshore by certain of Panhandle’s customers. For example, in September 2015, the BOEM issued draft guidance that would bolster supplemental bonding procedures for the decommissioning of offshore wells, platforms, pipelines, and other facilities. The BOEM is expected to issue the draft guidance in the form of a final Notice to Lessees and Operators by no later than mid-2016. These recent or any new rules, regulations, or legal initiatives could delay or disrupt Panhandle’s customers operations, increase the risk of expired leases due to the time required to develop new technology, result in increased supplemental bonding and costs, limit activities in certain areas, or cause Panhandle’s customers’ to incur penalties, or shut-in production or lease cancellation. Also, if material spill events similar to the Deepwater Horizon incident were to occur in the future, the United States or other countries could elect to again issue directives to temporarily cease drilling activities offshore and, in any event, may from time to time issue further safety and environmental laws and regulations regarding offshore oil and gas exploration and development. The overall costs imposed on Panhandle’s customers to implement and complete any such spill response activities or any decommissioning obligations could exceed estimated accruals, insurance limits, or supplemental bonding amounts, which could result in the incurrence of additional costs to complete. Panhandle cannot predict with any certainty the full impact of any new laws or regulations on Panhandle’s customers’ drilling operations or on the cost or availability of insurance to cover some or all of the risks associated with such operations. The occurrence of any one or more of these developments could result in decreased demand for Panhandle’s services, which could have a material adverse effect on Panhandle’s business as well as Panhandle’s financial position, results of operation and liquidity.

The costs of providing postretirement health care benefits and related funding requirements are subject to changes in other postretirement fund values and fluctuating actuarial assumptions and may have a material adverse effect on Panhandle’s financial results. In addition, the passage of the Health Care Reform Act in 2010 could significantly increase the cost of providing health care benefits for Company employees.

Panhandle provides postretirement healthcare benefits to certain of its employees. The costs of providing postretirement health care benefits and related funding requirements are subject to changes in postretirement fund values and fluctuating actuarial assumptions that may have a material adverse effect on Panhandle’s future financial results. In addition, the passage of the Health Care Reform Act of 2010 could significantly increase the cost of health care benefits for its employees. While certain of the costs incurred in providing such postretirement healthcare benefits are recovered through the rates charged by Panhandle’s regulated businesses, Panhandle may not recover all of its costs and those rates are generally not immediately responsive to current market conditions or funding requirements. Additionally, if the current cost recovery mechanisms are changed or eliminated, the impact of these benefits on operating results could significantly increase.

Panhandle’s business is highly regulated.

Panhandle’s transportation and storage business is subject to regulation by federal, state and local regulatory authorities. FERC, the U.S. Department of Transportation and various state and local regulatory agencies regulate the interstate pipeline business. In particular, FERC has authority to regulate rates charged by Panhandle for the transportation and storage of natural gas in interstate commerce. FERC also has authority over the construction, acquisition, operation and disposition of these pipeline and storage assets.

Panhandle’s rates and operations are subject to extensive regulation by federal regulators as well as the actions of Congress and state legislatures and, in some respects, state regulators. Panhandle cannot predict or control what effect future actions of regulatory agencies may have on its business or its access to the capital markets. Furthermore, the nature and degree of regulation of natural gas companies has changed significantly during the past several decades and there is no assurance that further substantial changes will not occur or that existing policies and rules will not be applied in a new or different manner. Should new and more stringent regulatory requirements be imposed, Panhandle’s business could be unfavorably impacted and Panhandle could be subject to additional costs that could adversely affect its financial condition or results of operations if these costs are not ultimately recovered through rates.

Panhandle’s transportation and storage business is also influenced by fluctuations in costs, including operating costs such as insurance, postretirement and other benefit costs, wages, outside contractor services costs, asset retirement obligations for certain assets and other operating costs. The profitability of regulated operations depends on the business’ ability to collect such increased costs as a part of the rates charged to its customers. To the extent that such operating costs increase in an amount greater than that for which revenue is received, or for which rate recovery is allowed, this differential could impact operating results. The lag between an increase in costs and the ability of Panhandle to file to obtain rate relief from FERC to recover those increased costs can have a direct negative impact on operating results. As with any request for an increase in rates in a regulatory filing, once granted, the rate increase may not be adequate. In addition, FERC may prevent the business from passing along certain costs in the form of higher rates. Competition may prevent the recovery of increased costs even if allowed in rates.

FERC may also exercise its Section 5 authority to initiate proceedings to review rates that it believes may not be just and reasonable. FERC has recently exercised this authority with respect to several other pipeline companies, as it had in 2007 with respect to Southwest Gas. If FERC were to initiate a Section 5 proceeding against Panhandle and find that Panhandle’s rates at that time were not just and reasonable due to a lower rate base, reduced or disallowed operating costs, or other factors, the applicable maximum rates Panhandle is allowed to charge customers could be reduced and the reduction could potentially have a material adverse effect on Panhandle’s business, financial condition, results of operations or cash flows.

A rate reduction is also a possible outcome with any Section 4 rate case proceeding for the regulated entities of Panhandle, including any rate case proceeding required to be filed as a result of a prior rate case settlement. A regulated entity’s rate base, upon which a rate of return is allowed in the derivation of maximum rates, is primarily determined by a combination of accumulated capital investments, accumulated regulatory basis depreciation, and accumulated deferred income taxes. Such rate base can decline due to capital investments being less than depreciation over a period of time, or due to accelerated tax depreciation in excess of regulatory basis depreciation.

The pipeline business of Panhandle is subject to competition.

The interstate pipeline and storage business of Panhandle competes with those of other interstate and intrastate pipeline companies in the transportation and storage of natural gas. The principal elements of competition among pipelines are rates, terms of service and the flexibility and reliability of service. Natural gas competes with other forms of energy available to Panhandle’s customers and end-users, including electricity, coal and fuel oils. The primary competitive factor is price. Changes in the availability or price of natural gas and other forms of energy, the level of business activity, conservation, legislation and governmental regulations, the capability to convert to alternate fuels and other factors, including weather and natural gas storage levels, affect the demand for natural gas in the areas served by Panhandle.

Substantial risks are involved in operating a natural gas pipeline system.

Numerous operational risks are associated with the operation of a complex pipeline system. These include adverse weather conditions, accidents, the breakdown or failure of equipment or processes, the performance of pipeline facilities below expected levels of capacity and efficiency, the collision of equipment with pipeline facilities (such as may occur if a third party were to perform excavation or construction work near the facilities) and other catastrophic events beyond Panhandle’s control. In particular, Panhandle’s pipeline system, especially those portions that are located offshore, may be subject to adverse weather conditions, including hurricanes, earthquakes, tornadoes, extreme temperatures and other natural phenomena, making it more difficult for Panhandle to realize the historic rates of return associated with these assets and operations. A casualty occurrence might result in injury or loss of life, extensive property damage or environmental damage. Insurance proceeds may not be adequate to cover all liabilities or expenses incurred or revenues lost.

Fluctuations in energy commodity prices could adversely affect the business of Panhandle.

If natural gas prices in the supply basins connected to the pipeline systems of Panhandle are higher than prices in other natural gas producing regions able to serve Panhandle’s customers, the volume of natural gas transported by Panhandle may be negatively impacted. Natural gas prices can also affect customer demand for the various services provided by Panhandle.

The pipeline business of Panhandle is dependent on a small number of customers for a significant percentage of its sales.

Historically, a small number of customers has accounted for a large portion of Panhandle’s revenue. The loss of any one or more of these customers could have a material adverse effect on Panhandle’s business, financial condition, results of operations or cash flows.

The success of Panhandle depends on the continued development of additional natural gas reserves in the vicinity of its facilities and its ability to access additional reserves to offset the natural decline from existing sources connected to its system.

The amount of revenue generated by Panhandle ultimately depends upon its access to reserves of available natural gas. As the reserves available through the supply basins connected to Panhandle’s system naturally decline, a decrease in development or production activity could cause a decrease in the volume of natural gas available for transmission. If production from these natural gas reserves is substantially reduced and not replaced with other sources of natural gas, such as new wells or interconnections with other pipelines, and certain of Panhandle’s assets are consequently not utilized, Panhandle may have to accelerate the recognition and settlement of asset retirement obligations. Investments by third parties in the development of new natural gas reserves or other sources of natural gas in proximity to Panhandle’s facilities depend on many factors beyond Panhandle’s control. Revenue reductions or the acceleration of asset retirement obligations resulting from the decline of natural gas reserves and the lack of new sources of natural gas may have a material adverse effect on Panhandle’s business, financial condition, results of operations and cash flows.

The pipeline revenues of Panhandle are generated under contracts that must be renegotiated periodically.

The pipeline revenues of Panhandle are generated under natural gas transportation contracts that expire periodically and must be replaced. Although Panhandle will actively pursue the renegotiation, extension and/or replacement of all of its contracts, it cannot assure that it will be able to extend or replace these contracts when they expire or that the terms of any renegotiated contracts will be as favorable as the existing contracts. If Panhandle is unable to renew, extend or replace these contracts, or if Panhandle renews them on less favorable terms, it may suffer a material reduction in revenues and earnings.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities for general partnership purposes, which may include repayment of indebtedness, the acquisition of businesses and other capital expenditures and additions to working capital.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

DESCRIPTION OF UNITS

As of June 13, 2016 there were approximately 468,391 individual common unitholders, which includes common units held in street name. Our common units represent limited partner interests in us that entitle the holders to the rights and privileges specified in our Second Amended and Restated Agreement of Limited Partnership, as amended, or the Partnership Agreement.

Common Units, Class E Units, Class G Units, Class H Units, Class I Units, Series A Preferred Units, Class J Units and General Partner Interest

As of June 13, 2016, we had 520,024,222 common units outstanding, of which 517,452,527 were held by the public (including approximately 572,000 common units held by our officers and directors) and 2,571,695 were held by ETE. Our common units are listed for trading on the NYSE under the symbol “ETP.” The common units are entitled to distributions of available cash as described below under “Cash Distribution Policy.”

Class E Units

In conjunction with our purchase of the capital stock of Heritage Holdings, Inc. (“HHI”) in January 2004, there are currently 8.9 million Class E units outstanding, all of which are currently owned by HHI. The Class E units generally do not have any voting rights. The Class E units are entitled to aggregate cash distributions equal to 11.1% of the total amount of cash distributed to all Unitholders, including the Class E unitholders, up to $1.41 per unit per year. As the Class E units are owned by a wholly owned subsidiary, the cash distributions on those units are eliminated in our consolidated financial statements. Although no plans are currently in place, management may evaluate whether to retire the Class E units at a future date.

Class G Units

In conjunction with the Sunoco Merger, we amended the Partnership Agreement to create Class F units. The number of Class F units issued was determined at the closing of the Sunoco Merger and equaled 90.7 million, which included 40 million Class F units issued in exchange for cash contributed by Sunoco, Inc. to us immediately prior to or concurrent with the closing of the Sunoco Merger. The Class F units generally did not have any voting rights. The Class F units were entitled to aggregate cash distributions equal to 35% of the total amount of cash generated by us and our subsidiaries, other than ETP Holdco Corporation (“Holdco”), and available for distribution, up to a maximum of $3.75 per Class F unit per year. In April 2013, all of the outstanding Class F units were exchanged for Class G units on a one-for-one basis. The Class G units have terms that are substantially the same as the Class F units, with the principal difference between the Class G units and the Class F units being that allocations of depreciation and amortization to the Class G units for tax purposes are based on a predetermined percentage and are not contingent on whether ETP has net income or loss. These units are held by a subsidiary and therefore are reflected as treasury units in the consolidated financial statements.

Class H Units and Class I Units

Currently Outstanding

Pursuant to an Exchange and Redemption Agreement previously entered into between ETP, ETE and ETE Common Holdings, LLC, or ETE Holdings, ETP redeemed and cancelled 50.2 million of its common units representing limited partner interests owned by ETE Holdings on October 31, 2013 in exchange for the issuance by ETP to ETE Holdings of a new class of limited partner interest in ETP, the Class H units, which are generally entitled to (i) allocations of profits, losses and other items from ETP corresponding to 50.05% of the profits, losses, and other items allocated to ETP by Sunoco Partners with respect to the incentive distribution rights and general partner interest in Sunoco Logistics held by Sunoco Partners and (ii) distributions from available cash at ETP for each quarter equal to 50.05% of the cash distributed to ETP by Sunoco Partners with respect to the incentive distribution rights and general partner interest in Sunoco Logistics held by Sunoco Partners for such quarter and, to the extent not previously distributed to holders of the Class H units, for any previous quarters.

Bakken Pipeline Transaction

In March 2015, ETE transferred 30.8 million ETP common units, ETE’s 45% interest in the Bakken Pipeline project, and $879 million in cash to ETP in exchange for 30.8 million newly issued Class H units of ETP that, when combined with the 50.2 million previously issued Class H units, generally entitle ETE to receive 90.05% of the cash distributions and other economic attributes of the general partner interest and incentive distribution rights of Sunoco Logistics. In connection with this transaction, ETP also issued 100 Class I units, as described below, that provide distributions to ETE to offset IDR subsidies previously provided to ETP. These IDR subsidies, including the impact from distributions on Class I units, were reduced by $55 million in 2015 and $30 million in 2016.

In connection with the transaction, ETP issued 100 Class I units. The Class I units are generally entitled to: (i) pro rata allocations of gross income or gain until the aggregate amount of such items allocated to the holders of the Class I units for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class I units and (ii) after making cash distributions to Class H units, any additional available cash deemed to be either operating surplus or capital surplus with respect to any quarter will be distributed to the Class I units in an amount equal to the excess of the distribution amount set forth in our Partnership Agreement, as amended, (the “Partnership Agreement”) for such quarter over the cumulative amount of available cash previously distributed commencing with the quarter ending March 31, 2015 until the quarter ending December 31, 2016. The impact of (i) the IDR subsidy adjustments and (ii) the Class I Unit distributions, along with the currently effective IDR subsidies, is included in the table below under “Quarterly Distributions of Available Cash.”

Series A Preferred Units

In conjunction with the closing of the merger among ETP, ETP GP and Regency, ETP GP amended the Partnership Agreement on April 30, 2015, or Amendment No. 10, to create a new class of preferred units, designated the Series A Cumulative Convertible Preferred Units, or the Series A Preferred units. The Series A Preferred units were issued to holders of Regency’s Series A Cumulative Convertible Preferred units in accordance with the Agreement and Plan of Merger among ETP, ETP GP, and Regency. Amendment No. 10 created a total of 1,912,569 Series A Preferred units having the same rights and preferences and subject to the same duties and obligations as the common units except as set forth in Section 5.14 of the Partnership Agreement. The Series A Preferred units are entitled to receive cumulative distributions before any other distribution pursuant to Sections 5.11(b)(iii)(C), 5.12(b)(iii)(B), 5.13(b)(iii)(B); 6.3(e)(ii), 6.4 or 6.5 of the Partnership Agreement as amended by Amendment No. 10, in cash in an amount equal to a fixed rate of $0.445 per Series A Preferred unit, per quarter, subject to adjustment in accordance with Section 5.14(b)(ii)(B) of the Partnership Agreement, which shall be payable quarterly on all outstanding Series A Preferred units. The Series A Preferred units are convertible into common units at the request of the holder. However, we are not obligated to honor a request for conversion unless holders of at least 375,000 Series A Preferred units request such conversion in writing. The class of Series A Preferred units were closed immediately following issuance on April 30, 2015, and thereafter no additional Series A Preferred units shall be designated, created or issued. On September 2, 2029 all then-outstanding Series A Preferred units shall be redeemed by ETP for cash.

Class J Units

In connection with the extension of certain management fees paid by ETE to the Partnership with respect to the Partnership’s management of the natural gas liquefaction and export facility in Lake Charles, Louisiana, the Lake Charles LNG Project, together with the provision of certain additional services to ETE related thereto, the Partnership agreed to authorize for issuance and to issue limited partner interests designated as the Class J Units to ETP GP. The Class J Units are not entitled to receive any distributions and shall not have any voting rights other than those granted to such units pursuant to the Delaware Act. For each taxable period, after making allocations to Class G units, Class H units and Class I units, each Class J unit shall be allocated, to the extent available, depreciation, amortization, depletion, together with any other form of cost-recovery, equal to $10.0 million per Class J unit during the calendar year in which such Class J unit was issued. Such allocations shall be made proportionately over the calendar year or such portion thereof beginning on the effective date of the issuance of such Class J unit and ending on December 31st of such calendar year. Each Class J unit shall expire, for no consideration, on December 31st of the calendar year in which the effective date of the issuance of the Class J unit occurred. The Class J units have no rights of redemption or conversion.

General Partner Interest

As of June 13, 2016, our general partner owned an approximate 1% general partner interest in us, and the holders of our limited partner interests collectively owned an approximate 99% limited partner interest in us.

Issuance of Additional Securities

The Partnership Agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion, without the approval of the unitholders; provided that, the consent of the holders of a majority of the Class H and Class I units is required for the issuance of any partnership securities senior to, or on parity with, the respective class of units. Any such additional partnership securities may be senior to the common units.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and provisions of the Partnership Agreement, we may also issue additional partnership securities that, in the sole discretion of the general partner, have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, our general partner has the right to make additional capital contributions to the extent necessary to maintain its then-existing general partner interest in us. In the event that our general partner does not make its proportionate share of capital contributions to us based on its then-current general partner interest percentage, its general partner percentage will be proportionately reduced in the manner specified in the Partnership Agreement. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Unitholder Approval

The following matters require the approval of the majority of the outstanding common units, including the common units owned by the general partner and its affiliates:

•	a merger of our partnership;

•	a sale of exchange of all or substantially all of our assets;

•	dissolution or reconstitution of our partnership upon dissolution;

•	certain amendments to the Partnership Agreement; and

•	the transfer to another person of the incentive distribution rights at any time, except for transfers to affiliates of the general partner or transfers in connection with the general partner’s merger of consolidation with or into, or sale of all or substantially all of its assets to, another person.

The removal of our general partner requires the approval of not less than 66 2/3% of all outstanding units, including units held by our general partner and its affiliates. Any removal is subject to the election of a successor general partner by the holders of a majority of the outstanding common units, including units held by our general partner and its affiliates.

Our general partner manages and directs all of our activities. The activities of our general partner are managed and directed by its general partner, Energy Transfer Partners, L.L.C., or ETP LLC. Our officers and directors are officers and directors of ETP LLC. ETE, as the sole member of ETP LLC, is entitled under the limited liability company agreement of ETP LLC to appoint all directors of ETP LLC. Our unitholders do not have the ability to nominate directors or vote in the election of the directors of ETP LLC.

Amendments to Our Partnership Agreement

Amendments to the Partnership Agreement may be proposed only by our general partner. Certain amendments require the approval of a majority of the outstanding common units, including common units owned by the general partner and its affiliates. Any amendment that materially and adversely affects the rights or preferences of any class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the class of partnership interests so affected. Our Partnership Agreement also provides that, without the consent of holders of a majority of the Class H units, we will not (i) amend or modify provisions of the Partnership Agreement setting forth the terms of the Class H units or (ii) authorize the issuance of any class or series of equity securities in ETP that are senior to or on parity with the Class H units or that have allocation rights that are senior to or on parity with allocations with respect to “Net Termination Gain” as defined and provided for in the Partnership Agreement. Similarly, Our Partnership Agreement provides that, without the consent of holders of a majority of the Class I units, we will not (i) amend, alter, modify or change the rights of such units or (ii) except for the issuance of additional Class H units pursuant to the Partnership Agreement, authorize the issuance of any class or series of partnership securities with distribution rights prior to the Liquidation Date that are senior to or on a parity with the Class I units. In addition, our Partnership Agreement provides that, without the consent of holders of a majority of the Class J units, we will not amend, alter, modify or change provisions of the Partnership Agreement setting forth the terms of the Class J units. Our general partner may make amendments to the Partnership Agreement without unitholder approval to reflect:

•	a change in our name, the location of our principal place of business or our registered agent or office;

•	the admission, substitution, withdrawal or removal of partners;

•	a change to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability or to ensure that neither we nor our operating partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change that does not adversely affect our unitholders in any material respect;

•

a change (i) that is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, or (B) facilitate the trading of common units or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the common units are or will be listed for trading, (ii) that is necessary or advisable in connection with action taken by our general partner with respect to subdivision and combination of our securities or (iii) that is required to effect the intent expressed in the Partnership Agreement;

•	a change in our fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in our fiscal year or taxable year;

•	an amendment that is necessary to prevent us, or our general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•	an amendment that is necessary or advisable in connection with the authorization or issuance of any class or series of our securities;

•	any amendment expressly permitted in the Partnership Agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the Partnership Agreement;

•	an amendment that is necessary or advisable to reflect, account for and deal with appropriately our formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than our operating partnership, in connection with our conduct of activities permitted by the Partnership Agreement;

•	a merger or conveyance to effect a change in our legal form; or

•	any other amendment substantially similar to the foregoing.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the Partnership Agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. In addition, if our general partner is removed as our general partner under circumstances where cause does not exist, our general partner will have the right to receive cash in exchange for its partnership interest as a general partner in us, its partnership interest as the general partner of any member of the Energy Transfer partnership group and its incentive distribution rights. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of the majority of our outstanding common units, including those held by our general partner and its affiliates.

While the Partnership Agreement limits the ability of our general partner to withdraw, it allows the general partner interest to be transferred if, among other things, the transferee assumes the rights and duties of our general partner, furnishes an opinion of counsel regarding limited liability and tax matters and agrees to purchase all (or the appropriate portion thereof, if applicable) of our general partner’s general partner interest in us and any of our subsidiaries. In addition, the Partnership Agreement expressly permits the sale, in whole or in part, of the ownership of our general partner. Our general partner may also transfer, in whole or in part, any common units it owns.

Transfer of General Partner Interest

Our general partner may transfer its general partner interest to a third party without the consent of the unitholders. Furthermore, the general partner of our general partner may transfer its general partner interest in our general partner to a third party without the consent of the unitholders. Any new owner of the general partner or the general partner of the general partner would be in a position to replace the officers of the general partner with its own choices and to control the decisions taken by such officers.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continue as a new limited partnership, the person authorized to wind up our affairs, the liquidator, will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in their respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Limited Call Right

If at any time less than 20% of the total limited partner interests of any class are held by persons other than our general partner and its affiliates, our general partner will have the right to acquire all, but not less than all, of those common units at a price no less than their then-current market price. As a consequence, a unitholder may be required to sell his common units at an undesirable time or price. Our general partner may assign this purchase right to any of its affiliates or us.

Indemnification

Under the Partnership Agreement, in most circumstances, we will indemnify our general partner, its affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer by reason of their status as general partner, officer or director, as long as the person seeking indemnity acted in good faith and in a manner believed to be in or not opposed to our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Any indemnification under these provisions will only be out of our assets. Our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to effectuate any indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the Partnership Agreement.

Listing

Our outstanding common units are listed on the NYSE under the symbol “ETP.” Any additional common units we issue also will be listed on the NYSE.

Transfer Agent and Registrar

The transfer agent and registrar for the common units is American Stock Transfer & Trust Company.

Transfer of Common Units

Each purchaser of common units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement;

•	represents that such person has the capacity, power and authority to enter into the Partnership Agreement;

•	grants to our general partner the power of attorney to execute and file documents required for our existence and qualification as a limited partnership, the amendment of the Partnership Agreement, our dissolution and liquidation, the admission, withdrawal, removal or substitution of partners, the issuance of additional partnership securities and any merger or consolidation of the partnership; and

•	makes the consents and waivers contained in the Partnership Agreement, including the waiver of the fiduciary duties of the general partner to unitholders as described in “Risk Factors—Risks Related to Conflicts of Interests—Our Partnership Agreement limits our General Partner’s fiduciary duties to our Unitholders and restricts the remedies available to Unitholders for actions taken by our General Partner that might otherwise constitute breaches of fiduciary duty” included in our Annual Report on Form 10-K for the year ended December 31, 2015.

An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Although the general partner has no current intention of doing so, it may withhold its consent in its sole discretion. An assignee who is not admitted as a limited partner will remain an assignee. An assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Furthermore, our general partner will vote and exercise other powers attributable to common units owned by an assignee at the written direction of the assignee.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in our partnership for the purchased common units. A purchaser of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substantial limited partner in our partnership for the purchased common units.

Thus, a purchaser of common units who does not execute and deliver a transfer application:

•	will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or NYSE regulations.

Status as Limited Partner or Assignee

Except as described under “—Limited Liability,” the common units will be fully paid, and the unitholders will not be required to make additional capital contributions to us.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that he otherwise acts in conformity with provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the Partnership Agreement, or to take other action under the Partnership Agreement, constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as the general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our Partnership Agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if after the distribution all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of our partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to our partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the Partnership Agreement.

Our subsidiaries currently conduct business in many states. To maintain the limited liability of our limited partners, we may be required to comply with legal requirements in the jurisdictions in which our subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that any of our subsidiaries were conducting business in any state without compliance with the applicable limited partnership statute, or that our rights with respect to any such subsidiary constituted “participation in the control” of any such subsidiary’s business for purposes of the statutes of any relevant jurisdiction, then we could be held personally liable for such subsidiary’s obligations under the law of that jurisdiction.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

If authorized by our general partner, any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates, owns, in the aggregate, beneficial ownership of 20% or more of the common units then outstanding, the person or group will lose voting rights on all of its common units and its common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

With regard to the voting rights of holders of Series A Preferred units, such unitholders shall have the voting rights that are identical to the voting rights of the common units and shall vote with the common units as a single class, so that each Series A Preferred Unit will be entitled to one vote on each matter with respect to which each common unit is entitled to vote. Each reference in this registration statement to a vote of holders shall be deemed to be a reference to the holders of common units and Series A Preferred units. In addition, the affirmative vote of seventy-five (75%) percent of the Series A Voting Units (as defined in the Partnership Agreement), voting separately as a class with one vote per Series A Voting Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series A Preferred units in any respect.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the Partnership Agreement will be delivered to the record holder by us or by the transfer agent.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. Reporting for tax purposes is done on a calendar year basis.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

The Partnership Agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of the Partnership Agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

CASH DISTRIBUTION POLICY

Following is a description of the relative rights and preferences of holders of our common units in and to cash distributions. The information presented in this section assumes that our general partner continues to make capital contributions to us to maintain its current 0.5% general partner interest in us.

Distributions of Available Cash

General. We will distribute all of our “available cash” to our unitholders and our general partner within 45 days following the end of each fiscal quarter.

Definition of Available Cash. Available cash is defined in the Partnership Agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the general partner to:

–	provide for the proper conduct of our business;

–	comply with applicable law or any debt instrument or other agreement (including reserves for future capital expenditures and for our future credit needs); or

–	provide funds for distributions to unitholders and our general partner in respect of any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facilities and in all cases are used solely for working capital purposes or to pay distributions to partners.

Operating Surplus and Capital Surplus

General. All cash distributed to our unitholders is characterized as either “operating surplus” or “capital surplus.” We distribute available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus. Operating surplus for any period generally means:

•	our cash balance on the closing date of our initial public offering in 1996; plus

•	$10.0 million (as described below); plus

•	all of our cash receipts since the closing of our initial public offering, excluding cash from interim capital transactions such as borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•	our working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•	the Regency Operating Surplus Amount (as defined in the Partnership Agreement, as amended); less

•	all of our operating expenditures after the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of our cash reserves that the general partner deems necessary or advisable to provide funds for future operating expenditures.

Definition of Capital Surplus. Generally, capital surplus will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $10.0 million in addition to our cash balance on the closing date of our initial public offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that enables us, if we choose, to distribute as operating surplus up to $10.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus. We have not made, and we anticipate that we will not make, any distributions from capital surplus.

Incentive Distribution Rights

Incentive distribution rights represent the contractual right, pursuant to the terms of the Partnership Agreement, to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution has been paid. Currently, the general partner owns all of the incentive distribution rights. Please read “Distributions of Available Cash from Operating Surplus” and “Incentive Distribution Right Subsidies” below.

Distributions of Available Cash from Operating Surplus

The terms of the Partnership Agreement require that we make cash distributions with respect to each calendar quarter within 45 days following the end of each calendar quarter. For any quarter, we are required to make distributions of available cash from operating surplus initially to the Class H unitholders in an amount equal to 90.05% of all distributions to ETP by Sunoco Partners with respect to the incentive distribution rights and general partner interest in Sunoco Logistics, calculated on a cumulative basis beginning October 31, 2013. We are also required to make incremental cash distributions to the Class H unitholders in the aggregate amount of approximately $329 million, subject to adjustment, over 15 quarters, commencing with the quarter ended September 30, 2013 and ending with the quarter ending March 31, 2017. Following such distributions, the holders of the Class I units shall be allocated, pro rata in proportion to the number of Class I units of each such holder, gross income or gain until the aggregate amount of such items allocated to the holders of the Class I units for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class I units pursuant to the Partnership Agreement. We are required to make distributions of any remaining available cash from operating surplus for any quarter in the following manner:

•	First, 100% to all common unitholders, Class E unitholders, Class G unitholders and the general partner, in accordance with their percentage interests, until each common unit has received $0.25 per unit for such quarter, also known as the minimum quarterly distribution;

•	Second, 100% to all common unitholders, Class E unitholders, Class G unitholders and the general partner, in accordance with their respective percentage interests, until each common unit has received $0.275 per unit for such quarter, also known as the first target distribution;

•	Third, (i) to the general partner in accordance with its percentage interest, (ii) 13% to the holders of the incentive distribution rights, pro rata, and (iii) to all common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to the general partner and holders of the incentive distribution rights, until each common unit has received $0.3175 per unit for such quarter, also known as the second target distribution;

•	Fourth, (i) to the general partner in accordance with its percentage interest, (ii) 23% to the holders of the incentive distribution rights, pro rata, and (iii) to all common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to the general partner and holders of the incentive distribution rights, until each common unit has received $0.4125 per unit for such quarter, also known as the third target distribution; and

•	Fifth, thereafter, (i) to the general partner in accordance with its percentage interest, (ii) 48% to the holder of the incentive distribution rights, pro rata, and (iii) to all common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to the general partner and holders of the incentive distribution rights.

The allocation of distributions among the common, Class E, Class G and Class H unitholders and the general partner is based on their respective interests as of the record date for such distributions.

Notwithstanding the foregoing, the distributions on each Class E unit may not exceed $1.41 per year and distributions on each Class G unit may not exceed $3.75 per year. In addition, the distributions to the holders of the incentive distribution rights will not exceed the amount the holders of the incentive distributions rights would otherwise receive if the available cash for distribution were reduced to the extent it constitutes amounts previously distributed with respect to the Class G units.

The incentive distributions described above do not reflect the impact of incentive distribution right subsidies previously agreed to by ETE in connection with previous transactions, as described below under “—Incentive Distribution Right Subsidies.”

Distributions of Available Cash from Capital Surplus

We are required to make distributions of available cash from capital surplus initially to the Class H unitholders in a manner similar to the distributions of available cash from operating surplus, as described above. We will make distributions of any remaining available cash from capital surplus in the following manner:

•	First, to all of our unitholders and to our general partner, in accordance with their percentage interests, until we distribute for each common unit, an amount of available cash from capital surplus equal to our initial public offering price; and

•	Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The Partnership Agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price per common unit less any distributions of capital surplus per unit is referred to as the “unrecovered capital.”

If we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust our minimum quarterly distribution, our target cash distribution levels, and our unrecovered capital. For example, if a two-for-one split of our common units should occur, our unrecovered capital would be reduced to 50% of our initial level. We will not make any adjustment by reason of our issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, under the terms of the Partnership Agreement, we can reduce our minimum quarterly distribution and the target cash distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates.

Incentive Distribution Right Subsidies

As described above, the Partnership Agreement requires certain incentive distributions to the holders of the incentive distribution rights. As the holder of the incentive distribution rights, ETE has previously agreed to incremental distribution relinquishments in connection with our acquisition of Citrus, LLC, formerly Citrus Corp., our and ETE’s formation of Holdco and the subsequent contribution of ETE’s interest in Holdco to us.

In addition, the incremental distributions on the Class H units, which are referred to in “Distributions of Available Cash from Operating Surplus” above, were intended to offset a portion of the incremental distribution relinquishments previously granted by ETE to us. In connection with the issuance of the Class H units, ETE and ETP also agreed to certain adjustments to the incremental distributions on the Class H units to ensure that the net impact of the incremental distribution relinquishments (a portion of which is variable) and the incremental distributions on the Class H units are fixed amounts for each quarter for which the incremental distribution relinquishments and incremental distributions on the Class H units are in effect.

In addition to the amounts above, in connection with our transfer of Lake Charles LNG Company, LLC, formerly Trunkline LNG Company, LLC to ETE in February 2014, ETE agreed to provide additional subsidies to ETP through its relinquishment of incentive distributions of $50 million, $50 million, $45 million and $35 million for the years ending December 31, 2016, 2017, 2018 and 2019, respectively.

Furthermore, pursuant to Amendment No. 9, the Class I units issued to ETE provide for additional cash distributions from ETP to ETE for the purpose of offsetting a portion of the incentive distribution subsidies previously agreed upon by ETE. In connection with the transactions contemplated by the Repurchase Agreement, ETP and ETE agreed to reduce incentive distribution subsidies from ETE to ETP by $55 million in 2015 and $30 million in 2016.

As previously noted, in connection with the closing of the merger among ETP, ETP GP and Regency, ETP GP executed Amendment No. 10. Amendment No. 10 provides for a reduction of $20 million in quarterly distributions in respect of the incentive distribution rights in ETP for four consecutive quarters commencing with the quarter ended March 31, 2015. Additionally, Amendment No. 10 provides for a reduction of $15 million in quarterly distributions in respect of such right for 16 consecutive quarters thereafter. Amendment No. 10 also provides that ETP GP may adjust the amount and timing of both of these incentive distribution right reductions if the adjustment is approved by the holder of such incentive distribution rights and by Special Approval (as defined in the Partnership Agreement, as amended) and ETP GP deems the adjustment to be necessary or advisable in connection with a proposed transaction approved by Special Approval.

Moreover, in connection with our acquisition of Susser Holdings Corporation, ETE agreed to provide additional subsidies to ETP through its relinquishment of incentive distributions of $8.75 million per quarter for a period of 40 consecutive quarters beginning on the quarter commencing on July 1, 2014. On August 21, 2015 the $35 million relinquishments related to the acquisition of Susser Holdings Corporation ceased upon the agreement of an exchange between ETE and ETP of the general partner interest and the incentive distribution rights in Sunoco LP, and ETE agreed to provide ETP a $35 million annual IDR subsidy for two years beginning with the quarter ended September 30, 2015.

Following is a summary of the net amounts by which these incremental distribution relinquishments and incremental distributions on Class H and Class I units would reduce the total distributions that would potentially be made to ETE in future quarters (including amounts that have already been relinquished related to the quarters ended March 31, 2015 and June 30, 2015):

	Quarters Ending
	March 31	June 30	September 30	December 31	Total Year
2015	$27.5	$27.5	$28.0	$28.0	$111.0
2016	34.25	34.25	34.25	34.25	137.0
2017	36.25	36.25	27.5	27.5	127.5
2018	26.25	26.25	26.25	26.25	105.0
2019	23.75	23.75	23.75	23.75	95.0

Distributions of Cash Upon Liquidation

General. If we dissolve in accordance with the Partnership Agreement, as amended, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. Then, the holders of the Series A Preferred units shall be entitled to receive, out of the assets of the Partnership available for distribution to unitholders, prior and in preference to any distribution of any assets of the Partnership to the holders of any other class or series of partnership securities, the positive value in each such holder’s Capital Account (as defined in the Partnership Agreement, as amended) in respect of such Series A Preferred units. If such Capital Account is less than the Series A Preferred Liquidation Value, defined as the amount equal to the sum of (i) $18.30 per Series A Preferred unit, plus (ii) all accrued and accumulated but unpaid distributions (which, as of April 30, 2015, are deemed to be $1.504), then items of gross income and gain shall be allocated to all holders of Series A Preferred units, pro rata, until the Capital Account in respect of each Series A Preferred Unit then outstanding is equal to the Series A Preferred Liquidation Value. If any such holder’s Capital Account in respect of such Series A Preferred units is less than the Series A Liquidation Value of such Series A Preferred units after the application of the preceding sentence, then to the extent permitted by law, items of gross income and gain for any preceding taxable period(s) with respect to which Schedule K-1s have not been filed by the Partnership shall be reallocated to all holders of Series A Preferred units, pro rata, until the Capital Account in respect of each Series A Preferred Unit then outstanding is equal to the Series A Liquidation Value. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the holders of the Series A Preferred units shall become entitled to receive any accrued and unpaid distributions in respect of Series A Preferred units, if any, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership and shall have priority over any entitlement of any other unitholder with respect to any distributions by the Partnership to such other unitholders.

We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

Manner of Adjustments for Gain. After a special tracking allocation to the Class H unitholders attributable to the Sunoco Logistics interest, the manner of the adjustment for gain is set forth in the Partnership Agreement in the following manner:

•	First, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	Second, 100% to the Class G unitholders until the capital account for each Class G unit is equal to its original issue price;

•	Third, 100% to the common unitholders and the general partner, in accordance with their respective percentage interests, until the capital account for each common unit is equal to the sum of:

–	the unrecovered capital; and

–	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	Fourth, 1% to the Class G unitholders, with the remainder being allocated 100% to the common unitholders and the general partner, in accordance with their respective percentage interests, until we allocate under this paragraph an amount per unit equal to:

–	the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

–	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 100% to the unitholders and the general partner, in accordance with their percentage interests, for each quarter of our existence;

•	Fifth, 87% to the common unitholders and the general partner, in accordance with their respective percentage interests, and 13% of the holders of the incentive distribution rights, pro rata, until we allocate under this paragraph an amount per unit equal to:

–	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

–	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 87% to the unitholders and the general partner, in accordance with their percentage interests, and 13% to the holders of the incentive distribution rights, pro rata, for each quarter of our existence;

•	Sixth, 77% to the common unitholders and the general partner, in accordance with their respective percentage interests, and 23% to the holders of the incentive distribution rights, pro rata, until we allocate under this paragraph an amount per unit equal to:

–	the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

–	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 77% to the unitholders and the general partner, in accordance with their respective percentage interests, and 23% to the holders of the incentive distribution rights, pro rata, for each quarter of our existence; and

•	Seventh, thereafter, 52% to common unitholders and the general partner, in accordance with their respective interests, and 48% to the holders of the incentive distribution rights, pro rata.

Manner of Adjustment for Losses. Upon our liquidation, we will generally allocate any loss to the general partner and the unitholders in the following manner:

•	First, 100% to the common unitholders, the Class G unitholders and the general partner in proportion to the positive balances in the common unitholders’ capital accounts and the general partner’s percentage interest, respectively, until the capital accounts of the common unitholders and the Class G unitholders have been reduced to zero; and

•	Second, thereafter, 100% to the general partner.

Adjustments to Capital Accounts upon the Issuance of Additional Units. We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective common unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to Energy Transfer Partners, L.P. and our operating subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all U.S. federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following U.S. federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” it may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof, including the retail and wholesale marketing of propane, certain hedging activities and the transportation of propane and natural gas liquids, as well as other types of income such as interest (other than from a financial business) and dividends. We estimate that less than 6% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for U.S. federal income tax purposes. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

(a) Except for Aloha Petroleum, Ltd., Arguelles Pipeline SRL, Citrus, LLC, Energy Transfer Employee Management Company, Evergreen Assurance, LLC, Evergreen Capital Holdings, LLC, Evergreen Resources Group, LLC, Explorer Pipeline Company, Florida Gas Transmission Company, LLC, Helios Assurance Company Limited, Lavan Petroleum Company, Libre Insurance Company, Ltd., Lugrasa, S.A., Mid-Valley Pipeline Company, Oasis Partner Company, Oasis Pipe Line Company, Oasis Pipe Line Finance Company, Oasis Pipe Line Management Company, Oil Casualty Insurance, Ltd., Oil Insurance Limited, SUGAir Aviation Company, Sun Atlantic Refining and Marketing Company, Sun International Limited, Sun Oil Company, Sun Oil Export Company, Sun Pipe Line Company, Sun Refining and Marketing Company, Sun Services Corporation, Sunoco de Mexico, S.A. de C.V., The New Claymont Investment Company, Susser Petroleum Property Company LLC, Venezoil, C.A., West Shore Pipe Line Company, West Texas Gulf Pipe Line Company, Wolverine Pipe Line Company and Yellowstone Pipe Line Company, neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for U.S. federal income tax purposes;

(b) For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c) Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the United States Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships, including the elimination of the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes.

In addition, the IRS has issued proposed regulations regarding qualifying income under Section 7704(d)(1)(E) of the Code (the “Proposed Regulations”). We do not believe the Proposed Regulations affect our ability to qualify as a publicly traded partnership. However, there are no assurances that final regulations will not include changes that interpret Section 7704(d)(1)(E) in a manner that is contrary to the Proposed Regulations, which could modify the amount of our gross income that we are able to treat as qualifying income for the purposes of the Qualifying Income Exception. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the distributable cash flow to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who have become limited partners of Energy Transfer Partners, L.P. will be treated as partners of Energy Transfer Partners, L.P. for federal income tax purposes. Also:

(a)	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b)	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Energy Transfer Partners, L.P. for federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons.

Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners of the partnership as described above are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Energy Transfer Partners, L.P. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Energy Transfer Partners, L.P., for federal income tax purposes.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders and the discussion under “—Entity-Level Taxation” with respect to the payment of tax by our corporate subsidiaries, we will not pay any U.S. federal income tax. Rather, each unitholder will be required to report on its U.S. federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Entity-Level Taxation

Even though we (as a partnership for U.S. federal income tax purposes) are not subject to U.S. federal income tax, we have acquired one or more corporations and have elected to conduct some portion of our operations through corporate subsidiaries. The taxable income, if any, of subsidiaries that are treated as corporations for U.S. federal income tax purposes, is subject to corporate-level U.S. federal income taxes, which may reduce the cash available for distribution to us and, in turn, to our unitholders. Moreover, some of our subsidiaries and operations may be subject to income and other taxes in the jurisdictions in which they are organized or from which they receive income. If the IRS or other state or local jurisdictions were to successfully assert that these corporations have more tax liability than we anticipate or legislation was enacted that increased the corporate tax rate, the cash available for distribution could be further reduced.

Any distributions to us of cash or property with respect to our interest in a corporate subsidiary will constitute dividends for U.S. federal income tax purposes to the extent of such corporate subsidiary’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed such corporate subsidiary’s current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of our tax basis in our interest in such corporate subsidiary, and thereafter as capital gain.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units, increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in the unitholder’s share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our “liabilities” will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at-risk” with respect to our activities. In general, a unitholder will be at-risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement, and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at-risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at-risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at-risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain can no longer be used and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at-risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at-risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

Our items of income, gain, loss and deduction generally will be allocated among our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or we make incentive distributions, gross income will be allocated to the recipients to the extent of these distributions.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by the unitholders holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to consult their own tax advisors and modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis in its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any

Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or non-depreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units after December 31 but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax bases of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of Units—Recognition of Gain or Loss.”

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates and tax basis determinations ourselves. These estimates and determinations of tax basis may be subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our liabilities with respect to the units sold. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year. Both ordinary income and capital gain recognized on a sale of units may be subject to net investment income tax in certain circumstances. Please read, “—Tax Consequences of Unit Ownership—Tax Rates.”

For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in us as the value of the interest sold bears to the value of the partner’s entire interest in us.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the preceding paragraph, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of the units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. The Department of the Treasury and the IRS have issued final Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. The Partnership is currently evaluating these regulations, which apply beginning with our taxable year that begins on January 1, 2016. Nonetheless, the regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for U.S. federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year, thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation and thus increase the taxable income allocable to unitholders. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing partnership as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty, and will be treated as engaged in business in the United States because of their ownership of our units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of any applicable tax treaty. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax on their share of our net income or gain.

Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E, or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly by constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the five-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations, and administrative interpretations of the IRS.

The IRS may audit our U.S. federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for purposes of these proceedings, and our partnership agreement designates our general partner as the Tax Matters Partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)	a statement regarding whether the beneficial owner is:

(a)	a non-U.S. person;

(b)	a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

(c)	a tax-exempt entity;

(3)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We conduct business in in a number of states, many of which impose an income tax on corporations and other entities. Many of these states also impose a personal income tax on individuals. In addition, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT IN OUR COMMON UNITS

BY EMPLOYEE BENEFIT PLANS

An investment in our common units by an employee benefit plan is subject to certain additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and the prohibited transaction restrictions imposed by Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of the Code or ERISA, which we refer to collectively as “Similar Laws.” As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or individual retirement accounts or other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements.

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and, therefore, may apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code, which we refer to as an “ERISA Plan,” and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

Governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as defined in Section 4(b)(4) of ERISA), while generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal or non-U.S. laws that are substantially similar to ERISA and the Code. Fiduciaries of any such Plans should consult with their counsel before acquiring our common units.

In considering an investment in our common units with any portion of the assets of an employee benefit plan, a fiduciary of the employee benefit plan should consider, among other things, whether the investment is in accordance with the documents and instruments governing the employee benefit plan and the applicable provisions of ERISA, the Code or any applicable Similar Law relating to the fiduciary’s duties to the employee benefit plan, including, without limitation:

(a)	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

(b)	whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

(c)	whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (please read the discussion under “—Prohibited Transaction Issues” below);

(d)	whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (please read the discussion under “—Plan Asset Issues” below); and

(e)	whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans (and certain IRAs that are not considered part of an employee benefit plan) from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code.

Because of the foregoing, our common units may not be purchased or held by any person investing “plan assets” of any employee benefit plan, unless such purchase and holding (or conversion, if any) will not constitute a non-exempt prohibited transaction under ERISA or the Code or similar violation of any applicable Similar Laws.

Plan Asset Issues

In connection with an investment in the common units with any portion of the assets of an employee benefit plan, in addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws. In addition, if our assets are deemed to be “plan assets” under ERISA, this would result, among other things, in (a) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (b) the possibility that certain transaction in which we seek to engage could constitute “prohibited transaction” under the Code, ERISA and any other applicable Similar Laws.

The Department of Labor regulations, as modified by Section 3(42) of ERISA, provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets.” Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(a)	the equity interests acquired by the employee benefit plan are “publicly offered securities”—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations) and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(b)	the entity is an “operating company” —i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or it qualifies as a “venture capital operating company” or a “real estate operating company”; or

(c)	there is no “significant” investment by benefit plan investors (as defined in Section 3(42) of ERISA), which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, (disregarding certain interests held by our general partner, its affiliates and certain other persons who have discretionary authority or control with respect to the assets of the entity or provide investment advice for a fee with respect to such assets) is held by the employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the Code, IRAs and certain other employee benefit plans not subject to ERISA (such as electing church plans).

With respect to an investment in our common units, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirement in (c) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (c)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries and other persons contemplating a purchase of our common units should consult with their own counsel regarding the potential applicability of and consequences of such purchase under ERISA, the Code and other Similar Laws in light of the complexity of these rules and the serious penalties, excise taxes and liabilities imposed on persons who engage in non-exempt prohibited transactions or other violations. The sale of any common units by or to any employee benefit plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such employee benefit plans generally or any particular employee benefit plan, or that such an investment is appropriate for such employee benefit plans generally or any particular employee benefit plan.

Representation

By purchase or acceptance of the common units, each purchaser and subsequent transferee of the common units will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the common units constitutes assets of any employee benefit plan or (ii) the purchase and holding (and any conversion, if applicable) of the common units by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, agents or broker-dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer may resell a portion of the block, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us to deliver common units to a broker-dealer, who will then resell or transfer the common units under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common units by broker-dealers;

•	sell common units short themselves and deliver the units to close out short positions;

•	enter into option or other types of transactions that require us to deliver common units to a broker-dealer, who will then resell or transfer the common units under this prospectus; or

•	loan or pledge the common units to a broker-dealer, who may sell the loaned units or, in the event of default, sell the pledged units.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

There is currently no market for any of the securities, other than our common units listed on the NYSE. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the common units may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the common units may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common units, or sales made to or through a market maker other than on an exchange.

Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. will also render an opinion on the material federal income tax consequences regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters or agents participating in such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Energy Transfer Partners, L.P. and subsidiaries as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The reports of Ernst & Young LLP, independent registered public accounting firm, appearing in Energy Transfer Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated by reference in this registration statement and prospectus with respect to the consolidated financial statements of Sunoco LP and Susser Holdings Corporation as of December 31, 2014 and for the period from September 1, 2014 to December 31, 2014, have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS SUPPLEMENT

July 6, 2016